Exhibit 10.2

RECEIVABLES PURCHASE AGREEMENT
DATED AS OF AUGUST 28, 2013
BY AND AMONG
CE RECEIVABLES LLC,
as Seller,
CELANESE INTERNATIONAL CORPORATION,
as initial Servicer,
THE VARIOUS CONDUIT PURCHASERS, RELATED COMMITTED PURCHASERS, LC BANKS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,
AND
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Administrator

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EXHIBIT I	DEFINITIONS
EXHIBIT II	CONDITIONS OF PURCHASES
EXHIBIT III	REPRESENTATIONS AND WARRANTIES
EXHIBIT IV	COVENANTS
EXHIBIT V	TERMINATION EVENTS

SCHEDULE I	RESERVED
SCHEDULE II	LOCK-BOX BANKS, LOCK-BOXES AND LOCK-BOX ACCOUNTS
SCHEDULE III	RESERVED
SCHEDULE IV	PURCHASER GROUPS AND MAXIMUM COMMITMENTS
SCHEDULE V	PAYMENT INSTRUCTIONS
ANNEX A	FORMS OF INFORMATION PACKAGE
ANNEX B	FORM OF PURCHASE NOTICE
ANNEX C	FORM OF PAYDOWN NOTICE
ANNEX D	FORM OF COMPLIANCE CERTIFICATE
ANNEX E	FORM OF LETTER OF CREDIT APPLICATION
ANNEX F	FORM OF TRANSFER SUPPLEMENT

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 28, 2013 by and among CE RECEIVABLES LLC, a Delaware limited liability company, as seller (the “Seller”), CELANESE INTERNATIONAL CORPORATION, a Delaware corporation (“Celanese International”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), the various CONDUIT PURCHASERS, RELATED COMMITTED PURCHASERS, LC BANKS and PURCHASER AGENTS from time to time party hereto, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”).
PRELIMINARY STATEMENTS.
Certain terms that are capitalized and used throughout this Agreement are defined in, or by reference in, Exhibit I. References in the Exhibits, Schedules and Annexes hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.
The Seller (i) desires to sell, transfer and assign an undivided percentage ownership interest in a pool of receivables, and the Purchasers desire to acquire such undivided percentage ownership interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers, and (ii) may, subject to the terms and conditions hereof, request that the LC Banks issue or cause the issuance of one or more Letters of Credit.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
AMOUNTS AND TERMS OF THE PURCHASES
Section 1.1    Purchase Facility.
(a)    On the terms and subject to the conditions hereof, the Seller may, from time to time before the Termination Date, (i) request that (x) the Conduit Purchasers make purchases (and deemed purchases) of and reinvestments in, or (y) only if a Conduit Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller, the Administrator and its Purchaser Agent) or if the applicable Purchaser Group does not include a Conduit Purchaser, the Related Committed Purchasers in the applicable Purchaser Group ratably make purchases (and deemed purchases) of and reinvestments in, undivided percentage ownership interests with regard to the Purchased Interest from the Seller and (ii) request that the LC Banks issue or cause the issuance of Letters of Credit (each such purchase, deemed purchase, reinvestment or issuance is referred to herein as a “Purchase”). Subject to Section 1.4(b) concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a Purchase. Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the Closing Date to (but excluding) the Termination Date, and, on the terms of and subject to the conditions of this Agreement, each LC Bank hereby agrees to issue Letters of Credit in return for undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the Closing Date to (but excluding) the Termination Date. Notwithstanding anything set forth in this Section 1.1(a) or otherwise herein to the contrary, under no circumstances shall any Purchaser be required to make any purchase or reinvestment hereunder (including, without limitation, any Purchases deemed to have been requested by Seller pursuant to Section 1.14(a)) or to issue any Letter of Credit hereunder, in either case, if, after giving effect to such Purchase:

(i)	any event has occurred and is continuing, or would result from such Purchase, that constitutes a Termination Event or an Unmatured Termination Event;

(ii)	the Purchased Interest would exceed 100%;

(iii)	the sum of (x) the Aggregate Capital plus (y) the Aggregate LC Amount, would exceed the Purchase Limit;

(iv)	the Exposure of such Purchaser’s Purchaser Group would exceed such Purchaser Group’s Group Commitment; or

(v)
the sum of (x) such Purchaser’s outstanding Capital, plus (y) the aggregate amount available to be drawn under all Letters of Credit (if any) issued by such Purchaser, would exceed such Purchaser’s Commitment.

The Seller may, subject to this Section 1.1(a) and the other requirements and conditions herein, use the proceeds of any purchase by the Purchasers hereunder to satisfy any Reimbursement Obligation to the LC Banks pursuant to Section 1.14 below.
(b)    The Seller may, upon at least three (3) Business Days’ prior written notice to the Administrator and each Purchaser Agent (except as otherwise provided below), terminate the Purchase Facility in whole or, upon at least three (3) Business Days’ prior written notice to the Administrator and each Purchaser Agent, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit (but not below the amount that would cause the Aggregate Capital plus the Aggregate LC Amount to exceed the Purchase Limit or would cause the Exposure of any Purchaser Group to exceed its Group Commitment, in each case after giving effect to such reduction); provided, that each partial reduction shall be in the amount of at least $1,000,000, or an integral multiple of $500,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $75,000,000. The Administrator shall promptly advise the Purchaser Agents of any notice received by it pursuant to this Section 1.1(b). In addition to and without limiting any other requirements for termination, prepayment and/or the funding of the LC Collateral Account hereunder, no termination of the Purchase Facility shall be effective unless and until (i) the amount on deposit in the LC Collateral Account is at least equal to the Aggregate LC Amount plus the Expected LC Fees, (ii) the Aggregate Capital is reduced to zero and (iii) all other amounts owed to the Administrator, the Purchaser Agents and the Purchasers under this Agreement and each of the other Transaction Documents have been paid in full.
Section 1.2    Making Purchases.
(a)    The Seller may request a purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder to be made in cash on any day upon the Seller’s irrevocable written notice in the form of Annex B (each, a “Purchase Notice”) delivered to the Administrator and each Purchaser Agent in accordance with Section 5.2, which notice must be received by the Administrator and each Purchaser Agent by 1:00 p.m. (New York City time) at least two (2) Business Days before the requested Purchase Date, and which notice shall specify (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000 and shall be in integral multiples of $500,000 in excess thereof, being the Capital relating to the undivided percentage ownership interest then being purchased with respect to each Purchaser Group), (B) the date of such purchase (which shall be a Business Day) and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Capital and any change in the Aggregate LC Amount resulting from such purchase.
(b)    On the date of each Purchase requested by the Seller pursuant to Section 1.2(a), each applicable Conduit Purchaser or Related Committed Purchaser, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at the Purchase Account (or such other account as may be designated in writing by the Seller to the Administrator and each Purchaser Agent), an amount equal to the portion of Capital relating to the undivided percentage ownership interest then being purchased by such Purchaser in accordance with the following paragraph.
Each Purchase made pursuant to this Section 1.2(b) shall be funded ratably by the Purchaser Groups based upon their respective Ratable Shares; provided, however, that if, prior to funding such Purchase (and, if applicable, applying the proceeds thereof in satisfaction of the Reimbursement Obligation), any Purchaser Group’s Exposure Percentage is less than its Ratable Share (including, without limitation, due to the issuance of Letters of Credit by one or more LC Banks), 100% of such Purchase shall be funded by such Purchaser Group (or, if multiple Purchaser Groups’

Exposure Percentages are less than their respective Ratable Shares, by such Purchaser Groups, ratably based upon their respective available Group Commitments) up to the amount necessary to cause all Purchaser Groups’ Exposures to equal their respective Ratable Shares, and any remainder of such Purchase shall be funded ratably by the Purchaser Groups based upon their respective Ratable Shares. Each Purchaser Group’s portion of any Purchase made pursuant to this Section 1.2(b) shall be funded either (i) by the Conduit Purchaser(s), if any, in such Purchaser Group if they so elect in their sole discretion, or (ii) alternatively, by the Related Committed Purchasers in such Purchaser Group ratably based upon their respective Commitment Percentages. For the avoidance of doubt, this paragraph shall not be construed to require any Purchaser to fund any Purchase unless all applicable conditions precedent set forth in this Agreement (including, without limitation, the conditions set forth in Section 1.1(a)) have been satisfied.
(c)    Effective on the date of each Purchase pursuant to this Agreement, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, based on their respective Capital and the amounts available to be drawn under their respective Letters of Credit) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.
(d)    To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent (collectively, the “Obligations”), the Seller hereby grants to the Administrator (for the benefit of the Administrator, the Purchasers, the Purchaser Agents and their respective permitted assigns) a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all Collections on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Seller hereby authorizes the Administrator to file financing statements naming the Seller as debtor or seller and describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrator (on behalf of itself, the Purchasers, the Purchaser Agents and their respective permitted assigns) shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.
(e)    Provided that no Termination Event or Unmatured Termination Event exists and is continuing, the Seller may request, from time to time, in a written notice given to the Administrator and each Purchaser Agent, not less than 30 days and not more than 150 days prior to each anniversary of the Closing Date, that the then-current Scheduled Termination Date be extended to the date that is one year after such then-current Scheduled Termination Date. In the event that the Purchasers in any Purchaser Group are agreeable to such extension, the Administrator shall so notify the Seller and the Servicer in writing (it being understood that the Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) and the Seller, the Servicer, the Purchasers, the Purchaser Agents and the Administrator shall enter into such documents as the Purchasers may reasonably deem necessary or appropriate to reflect such extension. In the event the Purchasers in any Purchaser Group decline the request for such extension, such Purchasers (or their Purchaser Agent) shall so notify the Administrator, and the Administrator shall so notify the Seller of such determination; provided, that the failure of the Administrator to affirmatively notify the Seller of any Purchasers’ election regarding such extension request within 30 days following receipt of such request shall be deemed to be a refusal by such Purchasers to grant the requested extension (any Purchaser Group that declines or is deemed to refuse such an extension, an “Exiting Purchaser Group”). If the Scheduled Termination Date is extended with respect to one or more, but less than all, Purchaser Groups, then the Purchase Limit shall be reduced by an amount equal to the Group Commitment(s) of the Exiting Purchaser Group(s).
(f)    Each Related Committed Purchaser’s and LC Bank’s obligations hereunder shall be several, such that the failure of any Related Committed Purchaser or LC Bank to make a payment in connection with any Funded Purchase hereunder or to issue any Letter of Credit hereunder, as the case may be, shall not relieve any other Related

Committed Purchaser or LC Bank of its obligations hereunder to make payment for any Funded Purchase or to issue any Letter of Credit.
Section 1.3    Purchased Interest Computation.
The Purchased Interest shall be initially computed on the Closing Date. Thereafter, until the Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. The Purchased Interest shall become zero on the Final Payout Date.
Section 1.4    Settlement Procedures.
(a)    The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.
(b)    The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:
(i)    identify, track, and hold, or cause to be held, in trust for the benefit of the Purchasers, out of such Collections, an amount equal to the sum of (x) the Aggregate Discount accrued through such day for each Portion of Capital and not previously identified, tracked and held in trust, (y) an amount equal to the fees set forth in the Fee Letters accrued and unpaid through such day and not previously identified, tracked and held in trust, and (z) an amount equal to the aggregate of the Purchasers’ Share of the Servicing Fee accrued through such day and not previously identified, tracked and held in trust;
(ii)    subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of the Purchasers, the remainder of such Collections. Such remainder shall, to the extent representing a return of the Aggregate Capital, be automatically reinvested, ratably, according to each Purchaser’s Capital, in Pool Receivables and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if, after giving effect to any such reinvestment, (x) the Purchased Interest would exceed 100% or (y) the Aggregate Capital plus the Aggregate LC Amount would exceed the Purchase Limit then in effect, then the Servicer shall not remit such remainder to the Seller or reinvest, but shall identify, track and hold, or cause to be held, in trust for the Administrator (for the benefit of the Purchasers for distribution on the next Settlement Date pursuant to Section 1.4(d)(i)(C) or 1.4(d)(ii), as applicable) (and following the occurrence of a Termination Event or during the continuance of an Unmatured Termination Event shall, at the request of the Administrators segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections identified and tracked pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100% or cause the Aggregate Capital plus the Aggregate LC Amount to not exceed the Purchase Limit, as the case may be (determined as if such Collections set aside had been applied to reduce the Aggregate Capital and/or the Aggregate LC Amount at such time); provided, further, that if the Scheduled Termination Date has been extended by one or more Purchaser Groups pursuant to Section 1.2(e) and, on such day, there are one or more Exiting Purchaser Groups with Adjusted Exposures greater than zero (each such day, a “Non-Extension Day”), then each Exiting Purchaser Group’s ratable share (determined based upon the respective Adjusted Exposures of the various Purchaser Groups) of Collections shall not be reinvested or remitted to the Seller and shall instead be held in trust for the benefit of such Exiting Purchaser Groups pursuant to clause (iii) below;
(iii)    if such day is a Termination Day (or any Non-Extension Day), identify, track and hold, or cause to be held, in trust for the benefit of all Purchasers (in the case of a Termination Day) or Exiting Purchaser Groups (in the case of a Non-Extension Day that is not a Termination Day), as applicable (and following the occurrence of a Termination Event or during the continuance of an Unmatured Termination Event shall, at the request of the Administrators segregate in a separate account approved by the Administrator), the entire remainder of such Collections (or in the case of any Non-Extension Day that is not also a Termination Day, an amount equal to the Exiting Purchaser Groups’ ratable share of such Collections based on their respective

Adjusted Exposures; provided, however, that solely for purposes of determining such Exiting Purchaser Groups’ ratable share of such Collections, such Exiting Purchaser Groups’ Adjusted Exposure shall be deemed to remain constant from the first Non-Extension Day until the date such Exiting Purchaser Groups’ Adjusted Exposures have been reduced to zero; it being understood that if a Termination Day occurs following a Non-Extension Day, such Exiting Purchaser Groups’ Adjusted Exposures shall be recalculated taking into account amounts received by such Exiting Purchaser Groups in respect of this parenthetical and, thereafter, Collections shall be set aside for all Purchasers ratably in respect of their respective Adjusted Exposures (as recalculated)); and
(iv)    release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (w) amounts required to be reinvested in accordance with clause (ii) plus (x) the amounts that are required to be set aside pursuant to clause (i) above, pursuant to the proviso to clause (ii) above and pursuant to clause (iii) above, plus (y) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables plus (z) all other amounts then due and payable by the Seller under this Agreement to the Purchasers, the Purchaser Agents, the Administrator, and any other Indemnified Party or Affected Person.
(c)    On each Settlement Date, the Servicer shall, in accordance with the priorities set forth in Section 1.4(d), deposit into the account specified by each Purchaser Agent all Collections held for the Administrator, the Purchaser Agents and the Purchasers pursuant to Section 1.4(b) and 1.4(f); provided, that if Celanese International or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Celanese International (or such Affiliate) that such right is revoked, Celanese International (or such Affiliate), as Servicer, may retain the portion of the Collections set aside pursuant to Section 1.4(b)(i) that represents the aggregate of the Purchasers’ Share of the Servicing Fee. On or prior to the fifth (5th) Business Day of each calendar month following the end of the Settlement Period, each Purchaser Agent will notify the Servicer telephonically, by electronic mail or by facsimile of the amount of Discount accrued with respect to each Portion of Capital during the most recently ended calendar month.
(d)    The Servicer shall distribute the Collections held for the Administrator, the Purchaser Agents and the Purchasers described in Section 1.4(c) in the following order of priority:
(i)    if such distribution occurs on a day that is not a Termination Day:
(A)    first, to the Purchaser Agents ratably according to the Discount and Fees accrued during such Settlement Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all such accrued Discount with respect to each Portion of Capital maintained by such Purchasers and all such accrued Fees; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within such Purchaser Agent’s Purchaser Group ratably according to Discount and Fees owing, respectively;
(B)    second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to Section 1.4(b)(i) and has not retained such amounts pursuant to Section 1.4(c), to the Servicer (payable in arrears on each Settlement Date) in payment in full of the aggregate of the Purchasers’ Share of accrued Servicing Fees so set aside;
(C)    third, if any such Collections are then being held in trust for the benefit of the Purchasers pursuant to Section 1.4(b)(ii) or 1.4(f), such Collections shall be distributed to the Purchaser Agents ratably (based on the Adjusted Exposures of their respective Purchaser Groups at such time) (for the benefit of the relevant Purchasers in their respective Purchaser Groups); provided, that each Purchaser Agent shall apply any amount distributed to it pursuant to this clause in the following order of priority: (x) first, in payment in full of the outstanding Capital of the Purchasers in its Purchaser Group, and (y) second, to the LC Collateral Account for the benefit of any LC Bank in its Purchaser Group to cash collateralize such LC Bank’s outstanding Letters of Credit until the amount held in the LC Collateral Account equals 100% of the aggregate amount available to be drawn under such Letters of Credit plus the amount of all Expected LC Fees with respect thereto; and
(D)    fourth, if any such Collections are then being held in trust for the benefit of an Exiting Purchaser Group pursuant to Section 1.4(b)(iii), such Collections shall be distributed to the Purchaser Agent for such Existing Purchaser Group (for the benefit of the Purchasers in such Exiting Purchaser Group); provided, that such Purchaser Agent shall apply any amount distributed to it pursuant to this clause in the following order of priority: (x) first, in payment in full of the outstanding Capital of the Purchasers in such Exiting Purchaser Group, and (y) second, to the LC Collateral Account for the benefit of any LC Bank in such Exiting Purchaser Group to cash collateralize such LC Bank’s outstanding Letters of Credit until the amount held in the LC Collateral Account equals 100% of the aggregate amount available to be drawn under such Letters of Credit plus the amount of all Expected LC Fees with respect thereto; and
(ii)    if such distribution occurs on a Termination Day:
(A)    first, to the Servicer (if other than Celanese International or an Affiliate thereof), in payment in full of the Purchasers’ Share of all accrued Servicing Fees;
(B)    second, to the Purchaser Agents ratably (based on the aggregate accrued and unpaid Discount and Fees payable to their respective Purchaser Groups at such time) (for the benefit of the relevant Purchasers in their respective Purchaser Groups) in payment in full of all accrued Discount with respect to each Portion of Capital funded or maintained by the Purchasers and all accrued Fees;
(C)    third, to the Purchaser Agents ratably (based on the Adjusted Exposures of their respective Purchaser Groups at such time) (for the benefit of the relevant Purchasers in their respective Purchaser Groups) in an amount, for each Purchaser Group, equal to such Purchaser Group’s Aggregate Exposure; provided, that each Purchaser Agent shall apply any amount distributed to it pursuant to this clause in the following order of priority: (x) first, in payment in full of the outstanding Capital of the Purchasers in its Purchaser Group, and (y) second, to the LC Collateral Account for the benefit of any LC Bank in its Purchaser Group to cash collateralize such LC Bank’s outstanding Letters of Credit until the amount held in the LC Collateral Account equals 100% of the aggregate amount available to be drawn under such Letters of Credit plus the amount of all Expected LC Fees with respect thereto;
(D)    fourth, if the Adjusted Exposures of all Purchaser Groups have been reduced to zero, all accrued Discount and Fees have been paid in full and the aggregate of the Purchasers’ Share of all accrued Servicing Fees payable to the Servicer (if other than Celanese International or an Affiliate thereof) have been paid in full, to each Purchaser Agent ratably, based on the remaining amounts, if any, payable to each Purchaser in such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller or the Servicer hereunder; and
(E)    fifth, to the Servicer (if the Servicer is Celanese International or an Affiliate thereof) in payment in full of the aggregate of the Purchasers’ Share of all accrued Servicing Fees.
After the Adjusted Exposures of all Purchaser Groups have been reduced to zero, all accrued Discount, Fees and Servicing Fees have been paid in full and all other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.
(e)    For the purposes of this Section 1.4:
(i)    if on any day the Outstanding Balance of any Pool Receivable is either (A) reduced or canceled as a result of (I) any defective, rejected, returned goods or services, any cash or other discount, or any failure by an Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (II) any change in or cancellation of any of the terms of such Contract or invoice or any other adjustment by the Originator, the Servicer or the Seller which reduces the amount payable by the Obligor on the related Receivable, (III) any rebates, warranties, allowances or charge-backs or (IV) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (B) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), in either case, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction, adjustment, cancellation or dispute and shall, (x) prior to the Termination Date, hold any and all such amounts in trust for the benefit of the Purchasers and their assigns and, on the following Settlement Date, apply such amounts in accordance with this Section 1.4 or (y) on or after the Termination Date, within two (2) Business Days of such reduction or adjustment, pay any and all such amounts in respect thereof to a Lock-Box Account for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.4;
(ii)    if (x) the representation and warranty in Section l(j) of Exhibit III is not true on the day such representation and warranty is made or deemed made or (y) if any of the representations or warranties in Section 1(r) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received a Collection of the full Outstanding Balance of such Pool Receivable existing on the date of such designation, as applicable, and shall, within two (2) Business Days of the Seller or the Servicer having knowledge or notice of any such inaccuracy, pay the amount of such deemed Collection to a Lock-Box Account (or as otherwise directed by the Administrator at such time) for the benefit of the Purchasers for application pursuant to Section 1.4(b) (Collections deemed to have been received pursuant to Section 1.4(e)(i) or (ii) are hereinafter sometimes referred to as “Deemed Collections”);
(iii)    except as provided in Section 1.4(e)(i) and (ii) or as otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates that its payment is to be applied to specific Receivables; and
(iv)    if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
(f)    If at any time the Seller shall wish to cause a voluntary reduction (in whole or in part) of the Aggregate Capital, the Seller may do so as follows:
(i)    the Seller shall give the Administrator and each Purchaser Agent written notice in substantially the form of Annex C (each, a “Paydown Notice”) at least two Business Days prior to the date of such reduction, which Paydown Notice shall include, among other things, the amount of such proposed reduction and the proposed date on which such reduction will commence;
(ii)    (A) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction or (B) the Seller shall (from its own funds) remit to the Purchaser Agents (for the benefit of the Purchasers in their respective Purchaser Groups), no later than 1:00 p.m. (New York City time), in immediately available funds, an amount equal to the desired amount of such reduction together with accrued and unpaid Aggregate Discount with respect to the amount of the Aggregate Capital reduced thereby and any amount due and payable under Section 1.8(a) in connection therewith, ratably based on such Purchaser Agent’s Purchasers’ portion of the Aggregate Capital reduced thereby and portion of the related Aggregate Discount;

(iii)    in the case of clause (ii)(A) above, the Servicer shall hold such Collections in trust for the benefit of the Purchasers ratably (based on their respective Portions of Capital funded thereby) for payment to the Purchaser Agents (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group) in accordance with Section 1.4(d) on the next Settlement Date immediately following the current Settlement Period or such other date approved by the Administrator and each Purchaser Agent, and the Aggregate Capital (together with the Capital of any related Purchaser) shall be deemed reduced in the amount to be paid to each such Purchaser Agent (on behalf of its related Purchasers) only when in fact finally so paid; and
(iv)    any such amounts owing by the Seller pursuant to Section 1.8 related to such reduction shall be distributed pursuant to Section 1.4(c) on the Settlement Date immediately following the date of such reduction;
provided, that the amount of any such reduction of the Aggregate Capital shall be not less than $1,000,000 and shall be an integral multiple of $500,000.
Section 1.5    Fees.
The Seller shall pay to the Administrator, the Purchaser Agents, and the Purchasers, as applicable, certain fees in the amounts and on the dates set forth in (i) that certain fee letter agreement, dated as of Closing Date, among the Seller, the Servicer, the Purchaser Agents (on behalf of their respective Purchaser Groups), the LC Banks and the Administrator (as amended, restated, supplemented or otherwise modified from time to time, the “RPA Fee Letter”) and (ii) that certain fee letter agreement, dated as of the Closing Date, among the Seller, the Servicer, the Administrator and the LC Banks (as amended, restated, supplemented or otherwise modified from time to time, the “Agent Fee Letter”; together with the RPA Fee Letter, individually, a “Fee Letter” and collectively, the “Fee Letters”).
Section 1.6    Payments and Computations, Etc.
(a)    All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds to each account designated by each applicable Purchaser Agent (for the benefit of the Purchasers in such Purchaser Agent’s Purchaser Group) and/or the Administrator, as applicable. All amounts received after 1:00 p.m. (New York City time) will be deemed to have been received on the next Business Day. Except as expressly set forth herein (including, without limitation, as set forth in Sections 1.4(b)(ii) or (iii) with respect to Collections held in trust for Exiting Purchaser Groups), each Purchaser Agent shall distribute the amounts paid to it hereunder for the benefit of the Purchasers in its Purchaser Group to the Purchasers within its Purchaser Group ratably (x) in the case of such amounts paid in respect of Discount and Fees, according to the Discount and Fees payable to such Purchasers, (y) in the case of amounts paid in respect of the Reimbursement Obligation or to cash collateralize a Letter of Credit, to the applicable LC Bank or LC Collateral Account and (z) in the case of such amounts paid in respect of Capital (or in respect of any other obligations other than Discount and Fees or described in clause (y) above), according to the outstanding Capital funded by such Purchasers.
(b)    The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to the Default Rate, payable on demand.
(c)    All computations of interest under Section 1.6(b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (except any such reserve included in the calculation of the Euro-Rate through the Euro-Rate Reserve Percentage);
(ii)    subject any Affected Person to any Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Affected Person any other condition, cost or expense (other than Taxes) affecting this Agreement, the Purchased Interest, any Portion of Capital, any Discount or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as Administrator, a Purchaser Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) purchasing, funding or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, (C) issuing or maintaining any Letter of Credit or (D) maintaining its obligation to fund or maintain such ownership or any such Portion of Capital or to issue or maintain any such Letter of Credit, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Purchaser Agent), the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of (A) this Agreement, (B) the commitments of such Affected Person hereunder or under any related Program Support Agreement, (C) the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital or (D) any Letter of Credit, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), and determined to be material by such Affected Person then from time to time, upon request of such Affected Person (or its Purchaser Agent), the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of an Affected Person (or its Purchaser Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities for payment set forth in Section 1.4, pay such Affected Person’s Purchaser Agent (for the account of such Affected Person) the amount shown as due on any such certificate on the first Settlement Date occurring at least 10 days after the Seller’s receipt of such certificate.
(d)    Delay in Requests. Promptly after any determination is made by an Affected Person that it will make a request for increased compensation pursuant to this Section 1.7, such Affected Person shall notify the Seller. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 1.8    Break Funding Costs.
(a)The Seller will compensate each Purchaser in accordance with the terms of this Section 1.8 for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser in order to fund or maintain any Portion of Capital hereunder) as a result of (i) any repayment (in whole or in part) of any Portion of Capital of such Purchaser on any day other than a Settlement Date or (ii) any Funded Purchase not being completed by the Seller in accordance with its request therefor pursuant to Section 1.2. Such losses, expenses and liabilities will include the amount, if any, by which (A) the additional Discount that would have accrued had such repayment or failure to Purchase not have occurred, exceeds (B) the income, if any, received by the applicable Purchaser.
(b)    A certificate of a Purchaser (or its related Purchaser Agent) setting forth the amount or amounts necessary to compensate such Purchaser as specified in Section 1.8(a) and delivered to the Seller and the Administrator, shall be conclusive absent manifest error. The Seller shall pay such Purchaser’s related Purchaser Agent (for the account of such Purchaser) the amount shown as due on any such certificate on the first Settlement Date to occur at least 10 days after the Seller’s receipt of such certificate.
Section 1.9    Inability to Determine the Euro-Rate.
(a)    If the Administrator (or any Purchaser Agent) reasonably determines on any day (which determination shall be final and conclusive absent manifest error) that, by reason of circumstances affecting the interbank eurodollar market generally, (i) deposits in dollars are not being offered to banks in the interbank eurodollar market for such day, (ii) adequate means do not exist for ascertaining the Euro-Rate for such day or (iii) the Euro-Rate does not accurately reflect the cost to any Purchaser (as determined by such Purchaser or such Purchaser’s Purchaser Agent) of maintaining any Portion of Capital during any Settlement Period (or portion thereof), then the Administrator (or any Purchaser Agent) shall give notice thereof to the Seller. Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (A) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (B) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate.
(b)    If, on any day, the Administrator shall have been notified by any Affected Person that such Affected Person has reasonably determined (which determination shall be final and conclusive) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (A) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (B) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate either (i) on the last day of the then current Settlement Period if such Affected Person may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if such Affected Person may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to the last day of the then-current Settlement Period.
Section 1.10    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable

Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Affected Person receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrator, timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Seller. The Seller hereby indemnifies each Affected Person, within ten (10) days after demand therefor, for the full amount of any (A) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (B) Taxes (other than Taxes described in clause (a) and (d) of the definition of Excluded Taxes) that arise because a Purchase is not treated for U.S. federal, state, local or franchise tax purposes as intended under Section 1.10(k) (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (B) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrator), or by the Administrator on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.
(d)    Indemnification by the Purchasers. Each Purchaser (other than the Conduit Purchasers) shall severally indemnify the Administrator, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Seller and the other Celanese Parties have not already indemnified the Administrator for such Indemnified Taxes and without limiting any obligation of the Seller or any other Celanese Party to do so), (ii) any Taxes attributable to the failure of such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 5.3(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrator in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Purchaser Agent) by the Administrator shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrator to set off and apply any and all amounts at any time owing to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrator to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrator under this clause (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 1.10, the Seller shall deliver to the Administrator the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrator.
(f)    Status of Affected Persons. (I) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrator, at the time or times reasonably requested by the Seller or the Administrator, such properly completed and executed documentation reasonably requested by the Seller or the Administrator as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrator, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrator as will enable the Seller or the Administrator to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 1.10(f)(ii)(A) and (ii)(B) and 1.10(g) below) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.
(ii)    Without limiting the generality of the foregoing:
(A)    an Affected Person that is a U.S. Person shall deliver to the Seller and the Administrator from time to time upon the reasonable request of the Seller or the Administrator, executed originals of IRS Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;
(B)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrator (in such number of copies as shall be requested by the Affected Person) from time to time upon the reasonable request of the Seller or the Administrator, whichever of the following is applicable:
(1)    in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent such Affected Person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and
(C)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrator (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Administrator, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrator to determine the withholding or deduction required to be made.
(g)    Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Seller and the Administrator at the time or times prescribed by law and at such time or times reasonably requested by the Seller or the Administrator such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrator as may be necessary for the Seller and the Administrator to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA.
(h)    Treatment of Certain Refunds. If any Affected Person determines, in its sole discretion, exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been reimbursed or indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Section, it shall pay over such refund or credit to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Seller, upon the request of such Recipient, agrees to repay the amount paid over to the Seller pursuant to this paragraph (f) (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to such Affected Person in the event such Affected Person is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Affected Person be required to pay any amount to the Seller pursuant to this paragraph (h) the payment of which would place the Affected Person in a less favorable net after-Tax position than the Affected Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. The foregoing shall not be construed to require any Affected Person to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Seller or any other Person.
(i)    Survival. Each party’s obligations under this Section 1.10 shall survive the resignation or replacement of the Administrator or any assignment of rights by, or the replacement of, a Purchaser or any other Affected person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller’s and the Servicer’s obligations hereunder.
(j)    Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 1.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrator in writing of its legal inability to do so.
(k)    Intended Tax Treatment. Notwithstanding anything to the contrary herein or in any other Transaction Document, all parties to this Agreement covenant and agree to treat any Purchase and any Reimbursement Obligation hereunder as debt (and all Discount as interest) for all federal, state, local and franchise tax purposes and agree not to take any position on any tax return inconsistent with the foregoing, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law), it being understood that the parties to this Agreement will otherwise defend in good faith such agreed upon position prior to such determination; provided, however, that neither the Seller nor any Affiliate nor any of the Purchaser nor any of their Affiliates will be obligated to litigate any challenge to such agreed upon position by a Governmental Authority.
Section 1.11    Letters of Credit.
Subject to the terms and conditions hereof, each LC Bank shall issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of the Seller (and, if applicable, on behalf of, or for the account of, an Originator or an Affiliate of an Originator in favor of such beneficiaries as such Originator or such Affiliate may elect with the consent of the Seller); provided, however, that, for the avoidance of doubt, no LC Bank will be required to issue or cause to be issued any Letter of Credit under any of the circumstances listed in clauses (i) through (v) of Section 1.1(a). All amounts drawn upon Letters of Credit shall accrue Discount for each day on and after the applicable Reimbursement Date that such drawn amounts shall have not been reimbursed by the Seller or from Collections.
Section 1.12    Issuance of Letters of Credit.
(a)    The Seller may request that any LC Bank, upon three (3) Business Days’ prior written notice submitted on or before 2:00 p.m., New York City time (or such later date and time as such LC Bank may agree in its sole discretion), issue a Letter of Credit by completing and delivering to the Administrator and each Purchaser Agent in accordance with Section 5.2 (i) the applicable LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Annex E hereto, and a Purchase Notice, substantially in the form of Annex B hereto, in each case completed to the satisfaction of the Administrator and the applicable LC Bank, and (ii) such other certificates, documents and other papers and information as the applicable LC Bank may reasonably request. The Seller will also have the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the applicable LC Bank upon any amendment, extension or renewal of any Letter of Credit.
(b)    Each Letter of Credit will, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after the date of issuance, extension or renewal, as the case may be, of such Letter of Credit and in no event later than twelve (12) months after the Termination Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the applicable LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Termination Date or (y) the applicable LC Bank determines that any condition precedent (including, without limitation, those set forth in Section 1.1(a) or Exhibit II) to issuing such Letter of Credit hereunder (as if such Letter of Credit were then being first issued) is not satisfied (other than any such condition requiring the Seller to submit a Purchase Notice or Letter of Credit Application in respect thereof), then the applicable LC Bank, in the case of clause (x) above, may, or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Seller and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the applicable LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the applicable LC Bank, as determined by the applicable LC Bank.
Section 1.13    Requirements For Issuance of Letters of Credit.
The Seller shall authorize and direct the applicable LC Bank to name the Seller, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit.
Section 1.14    Disbursements, Reimbursement.
In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable LC Bank will promptly notify the Administrator, each Purchaser Agent and the Seller of such request, which notice may be made orally if promptly confirmed in writing. The Seller shall reimburse (such obligation to reimburse the applicable LC Bank, the “Reimbursement Obligation”) the applicable LC Bank (i) if the Seller shall have received notice of such drawing prior to 10:00 a.m., New York City time, on any Business Day, no later than 3:00 p.m., New York City time, on such Business Day, or (ii) otherwise, noon, New York City time, on the Business Day immediately following the day that the Seller receives such notice (each such date for reimbursement, a “Reimbursement Date”) in an amount equal to the amount so paid by the applicable LC Bank. Any cash collateral held in the LC Collateral

Account by or on behalf of an LC Bank in respect of a Letter of Credit shall be applied to discharge the Seller’s Reimbursement Obligation with respect thereto so long as, prior to the occurrence of a Termination Event, any remaining cash collateral with respect to that Letter of Credit equals or exceeds any undrawn amount under that Letter of Credit following such application. Any remaining portion of the Seller’s Reimbursement Obligation shall be funded by the Seller either from its own funds or from the proceeds of a Purchase requested by the Seller and made by the Purchasers in accordance with Section 1.2 (subject to all the conditions precedent for such Purchases hereunder). If the Seller fails to reimburse an LC Bank for the full amount of any drawing under a Letter of Credit by the applicable time on the Reimbursement Date, such LC Bank (or its Purchaser Agent) shall notify the Administrator and each other Purchaser Agent of such failure.
For the avoidance of doubt, any amount paid by an LC Bank in satisfaction of a drawing under a Letter of Credit shall constitute Capital of such LC Bank for all purposes hereof until such time as the Seller satisfies its Reimbursement Obligation with respect thereto or such Capital is repaid in accordance with Section 1.4.
Section 1.15    LC Collateral Account.
(a)    If any Letters of Credit are outstanding and undrawn on the Termination Date, the applicable LC Collateral Account shall be funded from Collections (or by other funds available to the Seller) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus fees to accrue through the stated expiration dates thereof.
(b)    Funds in the applicable LC Collateral Account will be used to reimburse the applicable LC Bank for fees related to the Letters of Credit and for any draws on the Letters of Credit which have not been reimbursed by the Seller or repaid from Collections. If at any time the amount of the funds on deposit in an LC Bank’s LC Collateral Account exceeds the aggregate amount available to be drawn under such LC Bank’s Letters of Credit at such time, plus the amount of the Expected LC Fees therefor at such time, such excess amount shall be released from such LC Collateral Account. In addition, from time to time prior to the Termination Date, the Seller (or the Servicer on its behalf) may request, by written notice to the Administrator and each Purchaser Agent not less than two (2) Business Days prior to a Settlement Date, that amounts be released from the LC Collateral Account on such Settlement Date so long as after giving effect to such release and the application of such amounts as Collections on in accordance with Section 1.4 on such Settlement Date, the Purchased Interest does not exceed 100% and no Termination Event or Unmatured Termination Event has occurred and is continuing.  Any amounts released from the LC Collateral Account pursuant to the foregoing two sentences shall be released to the Servicer (or if so requested by the Administrator, to a separate account approved by the Administrator) to be applied as a Collection of Pool Receivables in accordance with Section 1.4 (and shall constitute “Collections” for all purposes thereof). Any funds on deposit in the LC Collateral Account after all Letters of Credit have expired, all draws on the Letters of Credit have been reimbursed, all fees due with respect to the Letters of Credit have been paid in full, and this Agreement has been terminated, shall be remitted to the Seller.
Section 1.16    Documentation.
The Seller agrees to be bound by the terms of the Letter of Credit Application and by the applicable LC Bank’s reasonable interpretations of any Letter of Credit issued for the Seller and by the applicable LC Bank’s written regulations and customary practices relating to letters of credit, though the applicable LC Bank’s reasonable interpretation of such regulations and practices may be different from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by the applicable LC Bank, the applicable LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
Section 1.17    Determination to Honor Drawing Request.
In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
Section 1.18    Nature of Reimbursement Obligations.
The obligations of the Seller to reimburse an LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including the following circumstances:
(i)    the Seller’s lack of funds available to satisfy its Reimbursement Obligation or the unavailability (for any reason) of Purchases under Section 1.2;
(ii)    any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which the Seller, any Originator or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against any LC Bank, the Administrator, any Purchaser, any Purchaser Agent or any other Person for any reason whatsoever;
(iii)    any claim of breach of warranty that might be made by the Seller or any LC Bank against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller or any LC Bank may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), any LC Bank, the Administrator, any Purchaser or any Purchaser Agent or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Subsidiaries of the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);
(iv)    the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrator or the applicable LC Bank has been notified thereof;
(v)    payment by any LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the applicable LC Bank;
(vi)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(vii)    any failure by any LC Bank or any of such LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller, unless such LC Bank has received written notice from the Seller of such failure within three Business Days after such LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(viii)    any Material Adverse Effect;
(ix)    any breach of this Agreement or any other Transaction Document by any party thereto;
(x)    the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, any Originator or any Affiliate thereof;

(xi)    the fact that a Termination Event or an Unmatured Termination Event shall have occurred and be continuing;
(xii)    the fact that this Agreement or the obligations of the Seller or the Servicer hereunder shall have been terminated; and
(xiii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Section 1.19    Liability for Acts and Omissions.
As between the Seller, on the one hand, and the Administrator, the LC Banks, the Purchaser Agents and the Purchasers, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Administrator, the LC Banks, the Purchaser Agents or the Purchasers shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if any LC Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be encrypted; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrator, the LC Banks, the Purchaser Agents and the Purchasers, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such LC Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve any LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Administrator, the LC Banks, the Purchaser Agents or the Purchasers or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Administrator, the LC Banks, the Purchaser Agents and the Purchasers and each of their Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the applicable LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored any presentation under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrator, the LC Banks, the Purchaser Agents or the Purchasers or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put such LC Bank under any resulting liability to the Seller or any other Person.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS
Section 2.1    Representations and Warranties; Covenants.
Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it as set forth in Exhibits III and IV, respectively.
Section 2.2    Termination Events.
If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of the Majority Purchaser Agents) and shall (at the direction of the Majority Purchaser Agents), by notice to the Seller, declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred); provided, that the Termination Date shall occur automatically upon the occurrence of any event described in paragraph (d) of Exhibit V. Upon any such declaration, occurrence or deemed occurrence of the Termination Date, the Purchasers, the Purchaser Agents and the Administrator shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to secured parties after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative.
ARTICLE III.
INDEMNIFICATION
Section 3.1    Indemnities by the Seller.
Without limiting any other rights that the Administrator, the Purchasers, the Purchaser Agents, the Liquidity Providers, any Program Support Provider, the LC Banks or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors or permitted assigns (each, an “Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses, liabilities and penalties (including reasonable Attorney Costs), but excluding Taxes (all of the foregoing being collectively referred to as “Indemnified Amounts”) at any time awarded against or incurred by such Indemnified Party arising out of, relating to or in connection with the Transaction Documents, the LC Collateral Accounts, the transactions contemplated thereby (including the issuance of any Letter of Credit), or the ownership, maintenance or funding, directly or indirectly, of the Purchased Interest (or any part thereof), the issuance of or drawing on any Letter of Credit, or in respect of or related to the Pool Receivables or any Related Security or otherwise arising out of or relating to or in connection with the actions of the Seller (including any action taken by the Administrator as attorney-in-fact for the Seller or any Originator under any Transaction Document), provided, however, notwithstanding anything to the contrary in this provision, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party, (y) result from a claim brought by the Seller against an Indemnified Party for breach of such Indemnified Party’s obligations under this Agreement or under any other Transaction Document, if the Seller has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) constitute recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor. Without limiting the foregoing, the Seller shall indemnify, subject to the express limitations set forth in this provision, and hold harmless each Indemnified Party for any and all Indemnified Amounts incurred by any of them arising out of, relating to or in connection with:
(i)    the transfer by the Seller or the Originators of any interest in any Pool Receivable other than the transfer of any Pool Receivable and Related Security to the Administrator and any Purchaser pursuant to this Agreement, to the Administrator and to the Seller pursuant to the Purchase and Sale Agreement and the grant of a security interest to the Administrator pursuant to this Agreement and to the Seller pursuant to the Purchase and Sale Agreement;
(ii)    any representation or warranty made by the Seller under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of the Seller pursuant to this Agreement or any other Transaction Document, which shall have been untrue, false or incorrect when made or deemed made;
(iii)    the failure of the Seller to comply with the terms of any Transaction Document or any Applicable Law (including with respect to any Pool Receivable or Related Security), or the nonconformity of any Pool Receivable or Related Security with any such law;
(iv)    the lack of an enforceable ownership interest, or a first priority perfected lien, in the Pool Receivables (and all Related Security) against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;
(v)    any Dilution;
(vi)    the failure to file, or any delay in filing of, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or under any other Applicable Laws with respect to any Pool Receivable as may be necessary from time to time to perfect the Seller’s or the Administrator’s interest therein;
(vii)    any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in the Receivables Pool (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the chemicals or other property, products or services related to such Receivable or the furnishing or failure to furnish such chemicals, property, products, or services;
(viii)    any suit or claim related to the Pool Receivables or any Transaction Document (including any products liability or environmental liability claim arising out of or in connection with the chemicals or other property, products or services that are the subject of any Pool Receivable to the extent not covered pursuant to other applicable provisions of this Agreement);
(ix)    the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Security (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied);
(x)    the failure by the Seller to notify (or to cause notification to be delivered to) any Obligor of the assignment pursuant to the terms of this Agreement of any Pool Receivable to Administrator for the benefit of Purchasers or the failure to require that payments (including any under the related insurance policies) be made directly to the Administrator for the benefit of Purchasers;

(xi)    any commingling of any Collections by the Seller, the Originators, the Parent or the Servicer relating to the Pool Receivables with any of their funds or the funds of any other Person;
(xii)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(xiii)    any inability of the Originators or the Seller to assign any Receivable or other Related Asset as contemplated under the Transaction Documents; or the violation or breach by any Originator, the Seller, the Servicer, the Parent or any of their respective Affiliates of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach;
(xiv)    the use of proceeds of purchases or reinvestments or the issuance of any Letter of Credit; or
(xv)    any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4, if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.
Section 3.2    Indemnities by the Servicer.
Without limiting any other rights that any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify and hold harmless each Indemnified Party from any and all Indemnified Amounts incurred by any of them and arising out of, relating to or in connection with (i) any breach of any representation, warranty or agreement by the Servicer in any Transaction Document; (ii) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to any such Indemnified Party by, or on behalf of, the Servicer (in any capacity) to be true and correct; (iii) any gross negligence or willful misconduct on the Servicer’s (in any capacity) part arising out of, relating to, in connection with, or affecting any transaction contemplated by the Transaction Documents, any Pool Receivable or any Related Asset; (iv) the failure by the Servicer (in any capacity) to comply with any Applicable Law, rule or regulation with respect to any Pool Receivable or the related Contract or its servicing thereof; or (v) any commingling of any funds by the Servicer (in any capacity) with any of the Servicer’s funds or the funds of any other Person; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (y) result from a claim brought by the Servicer against an Indemnified Party for breach of such Indemnified Party’s obligations hereunder or under any other Transaction Document, if the Servicer has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) constitute recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor.
ARTICLE IV.
ADMINISTRATION AND COLLECTIONS
Section 4.1    Appointment of the Servicer.
(a)    The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to Celanese International in accordance with this Section of the designation of a new Servicer, Celanese International is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuation of a Termination Event, the Administrator may (with the consent of the Majority Purchaser Agents) and shall (at the direction of the Majority Purchaser Agents) designate as the Servicer any Person (including itself) to succeed Celanese International or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)    Upon the designation of a successor Servicer as set forth in Section 4.1(a) above, Celanese International agrees that it will terminate its activities as the Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Celanese International shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including Contracts) related to Pool Receivables and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.
(c)    Celanese International acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator, the Purchaser Agents and the Purchasers have relied on Celanese International’s agreement to act as the Servicer hereunder. Accordingly, Celanese International agrees that it will not voluntarily resign as the Servicer without the prior written consent of the Administrator and each Purchaser Agent; provided that Celanese International may transfer all of its rights and obligations under this Agreement in accordance with Section 4.1(e).
(d)    The Servicer may delegate its duties and obligations under this Agreement to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) each such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms of this Agreement, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator, the Purchaser Agents and the Purchasers shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or another Affiliate of the Parent, the Administrator and the Majority Purchaser Agents shall have consented in writing in advance to such delegation.
(e)    At any time and from time to time when no Termination Event or Unmatured Termination Event exists, the Servicer may, with the consent of the Seller and each Originator, transfer all of its rights and obligations under this Agreement and each of the other Transaction Documents to another wholly-owned Subsidiary of the Parent, upon the satisfaction of each of the following conditions (collectively, the “Servicer Replacement Conditions”): (i) receipt of 30 days’ prior written notice thereof by the Administrator and each Purchaser Agent, (ii) prior written consent to such replacement by the Administrator and the Majority Purchaser Agents, (iii) delivery to the Administrator and each Purchaser Agent of opinions of counsel to the replacement Servicer and the Parent covering corporate, enforceability and substantive consolidation matters and that are addressed, and in form and substance reasonably satisfactory, to the Administrator, the Purchasers and each Purchaser Agent, (iv) delivery to the Administrator and each Purchaser Agent of a replacement Performance Guaranty by the Parent with respect to the obligations of the replacement Servicer under the Transaction Documents, in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent, (v) each of the representations and warranties made by the Servicer under each of the Transaction Documents shall be true and correct with respect to the replacement Servicer after giving effect to such replacement and (vi) receipt by the Administrator and each Purchaser Agent of such additional documents and information reasonably requested by such Person concerning the replacement Servicer. Any such assignee shall be the “Servicer” for all purposes under this Agreement and each of the other Transaction Documents from and after the date of the transferee’s written acceptance of such transfer of rights and obligations, which acceptance shall be in form and substance reasonably satisfactory to the Administrator and the Majority Purchaser Agents. Upon such transfer, the previous Servicer shall transfer to the new Servicer all its documents and rights as the Servicer and will be released from any liability for actions or inactions of the Servicer taken thereafter; provided, that notwithstanding such transfer, the Servicer (and CUSH pursuant to the Performance Guaranty) shall remain liable under the Transaction Documents for any breach, indemnity or other obligation owing by the Servicer under any Transaction Document that occurred or accrued at any time prior to the effectiveness of such assignment of its rights and obligations under the Transaction Documents to the replacement Servicer.
Section 4.2    Duties of the Servicer. The Servicer shall take or cause to be taken all such action as may be necessary or advisable to service, administer and collect the Pool Receivables from time to time, in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside, for the accounts of the Seller and the Purchasers, the amount of the Collections to which each is entitled in accordance with Article I. The Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and the related Contracts, as the Servicer may determine to be appropriate to maximize Collections thereof or reflect adjustments permitted under the Credit and Collection Policy or required under Applicable Laws or the applicable Contract; provided, however, that for the purposes of this Agreement, (i) such action shall not change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Defaulted Receivable under this Agreement or limit the rights of any of the Purchasers, Purchaser Agents or the Administrator under this Agreement or any other Transaction Document and (iii) if a Termination Event has occurred and is continuing, the Servicer may take such action only with the prior written consent of the Administrator. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of the Purchasers), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Termination Event has occurred and is continuing, the Administrator may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess, if applicable, any Related Security with respect to any such Defaulted Receivable.
Section 4.3    Account Arrangements.
On the Closing Date, the Seller shall enter into Lock-Box Agreements with all of the Lock-Box Banks and in each case deliver executed counterparts thereof to the Administrator. Upon the occurrence of a Termination Event and during the continuance thereof, the Administrator may or, at the direction of the Majority Purchaser Agents, shall instruct the Seller or the Servicer to direct Obligors of Receivables to make payments to such accounts (other than the Lock-Box Accounts) as directed by the Administrator; provided, that if the Seller or the Servicer, as the case may be, fails to so direct each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so direct the Obligors. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter other than through a Lock-Box Account shall be sent immediately to, or as otherwise instructed by, the Administrator.
Section 4.4    Enforcement Rights.
(a)    At any time following the occurrence and during the continuation of a Termination Event (or, in the case of clause (iv) below, an Unmatured Termination Event) and upon notice to the Seller and the Servicer:
(i)    the Administrator may instruct the Seller or the Servicer to direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee; provided, that if (i) the Seller or the Servicer, as the case may be, fails to so instruct each Obligor within two (2) Business Days following request by the Administrator or (ii) a Termination Event set forth in clause (d) of the definition thereof shall have occurred and be continuing, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so direct the Obligors;
(ii)    the Administrator may instruct the Seller or the Servicer to give notice of the Purchasers’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of the Purchasers), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if (i) the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following request by the Administrator or (ii) a Termination Event set forth in clause (d) of the definition thereof shall have occurred and be continuing, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;
(iii)    the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the

Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee;
(iv)    the Administrator may notify the Lock-Box Banks that the Seller and the Servicer will no longer have any access to the Lock-Box Accounts; and
(v)    the Administrator may (with the consent of the Majority Purchaser Agents) and shall (at the direction of the Majority Purchaser Agents) replace the Person then acting as the Servicer.
(b)    The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, following the occurrence and during the continuation of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this Section 4.4(b), none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
Section 4.5    Responsibilities of the Seller.
(a)    Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, any Purchaser Agent or any Purchaser of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay (or cause to be paid) when due any taxes payable by the Seller, including any sales taxes payable by the Seller in connection with the Pool Receivables and their creation and satisfaction. None of the Administrator, the Purchaser Agents and the Purchasers shall have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller or any Originator thereunder.
(b)    Celanese International hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Celanese International shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Celanese International conducted such data-processing functions while it acted as the Servicer.
Section 4.6    Servicing Fee.
The Servicer shall be paid a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. The Purchasers’ Share of the Servicing Fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of the Servicing Fee shall be paid by the Seller on each Settlement Date.
Section 4.7    Authorization and Action of the Administrator and Purchaser Agents.
(a)    Each Purchaser and Purchaser Agent hereby accepts the appointment of and irrevocably authorizes the Administrator to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or the Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provisions of this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of the Administrator hereunder shall terminate on the Final Payout Date.
(b)    Each Purchaser hereby accepts the appointment of the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on Schedule IV hereto or in the Transfer Supplement or other agreement pursuant to which such Purchaser becomes a party hereto, and irrevocably authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against any Purchaser Agent.
(c)    Except as otherwise specifically provided in this Agreement, the provisions of this Section 4.7 are solely for the benefit of the Administrator, the Purchaser Agents and the Purchasers, and none of the Seller or the Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Section 4.7, except that this Section 4.7 shall not affect any obligations which the Administrator, any Purchaser Agent or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent that is not the Purchaser Agent for such Purchaser.
(d)    In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or the Servicer or any of their respective successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any Purchaser not in such Purchaser Agent’s Purchaser Group, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.
Section 4.8    Nature of Administrator’s Duties; Delegation of Administrator’s Duties; Exculpatory Duties.
(a)    The Administrator shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. The duties of the Administrator shall be mechanical and administrative in nature. At no time shall the Administrator have any duty or responsibility to any Person to investigate or confirm the correctness or accuracy of any information or documents delivered to it in its role as Administrator hereunder or any obligation in respect of the failure of any Person (other than the Administrator) to perform any obligation hereunder or under any other Transaction Document. The Administrator shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser. Nothing in this Agreement or any of the Transaction Documents, express or implied, is intended to or shall be construed to impose upon the Administrator any obligations in respect of this Agreement or any of the Transaction Documents except as expressly set forth herein or therein. The Administrator shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser or Purchaser Agent with any credit or other information with respect to any Celanese Party or any of their Affiliates, whether coming into its possession before the Closing Date or at any time or times thereafter. If the Administrator seeks the consent or approval of the Purchasers or the Purchaser Agents to the taking or refraining from taking any action hereunder, the Administrator shall send notice thereof to each Purchaser (or such Purchaser’s Purchaser Agent, on its behalf) or each Purchaser Agent, as applicable. The Administrator shall promptly notify each Purchaser Agent any time that the Purchasers and/or Purchaser Agents, as the case may be, have instructed the Administrator to act or refrain from acting pursuant hereto.

(b)    The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
(c)    None of the Administrator and the Purchaser Agents, nor any of their respective directors, officers, agents or employees, shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or, in the case of any Purchaser Agent, the Purchasers within such Purchaser Agent’s Purchaser Group that have a majority of the aggregate Commitments of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by any Celanese Party or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of any Celanese Party or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser Agent or Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of any Celanese Party or any of their Affiliates.
Section 4.9    UCC Filings.
Each of the Seller and the Purchasers expressly recognizes and agrees that the Administrator may be listed as the assignee or secured party of record on the various UCC filings required to be made hereunder in order to perfect the transfer of the Purchased Interest from the Seller to the Purchasers, that such listing shall be for administrative convenience only in creating a record or nominee owner to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the beneficial owners of the Purchased Interest. In addition, such listing shall impose no duties on the Administrator other than those expressly and specifically undertaken in accordance with this Section 4.9.
Section 4.10    Agent’s Reliance, Etc.
None of the Administrator and the Purchaser Agents, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it as Administrator or as Purchaser Agent, as the case may be, under or in connection with this Agreement except for such Person’s own gross negligence or willful misconduct. Each of the Administrator and each Purchaser Agent: (i) may consult with legal counsel (including counsel for the Seller), independent public accountants and other experts selected by the Administrator and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser or Purchaser Agent and shall not be responsible to any Purchaser or Purchaser Agent for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Celanese Party or any Sub-Servicer or to inspect the property (including the books and records) of any Celanese Party or any Sub-Servicer; (iv) shall not be responsible to any Purchaser or Purchaser Agent for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties. The Administrator may at any time request instructions from the Purchasers and/or Purchaser Agents, and the Purchaser Agents may at any time request instructions from the Purchasers in their Purchaser Groups, with respect to any actions or approvals which by the terms of this Agreement or of any of the other Transaction Documents the Administrator or such Purchaser Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrator and/or such Purchaser Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Transaction Documents until it shall have received such instructions from the Majority Purchaser Agents, in the case of the Administrator or Purchasers holding the majority of the aggregate of the Commitments in such Purchaser Agent’s Purchaser Group, in the case of any Purchaser Agent (or, in either case, where expressly required hereunder, from the

LC Banks, and/or all of the Purchasers). Without limiting the foregoing, (x) none of the Purchasers and the Purchaser Agents shall have any right of action whatsoever against the Administrator as a result of the Administrator acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the Majority Purchaser Agent and (y) none of the Purchasers in a Purchaser Agent’s Purchaser Group shall have any right of action whatsoever against such Purchaser Agent as a result of such Purchaser Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the Purchasers within such Purchaser Agent’s Purchaser Group with a majority of the Commitments of such Purchaser Group. The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the required Purchasers or required Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, all Purchaser Agents and the Administrator. Each Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers in such Purchaser Agent’s Purchaser Group with a majority of the Commitments of such Purchaser Group, and any such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers in such Purchaser Agent’s Purchaser Group and such Purchaser Agent.
Section 4.11    Administrator and Affiliates; Agent Roles.
The Administrator and its Affiliates may generally engage in any kind of business with the Seller, any Originator, any Sub-Servicer or the Servicer, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, any Originator, any Sub-Servicer or the Servicer or any of their respective Affiliates, all as if it were not the Administrator hereunder and without any duty to account therefor to any Purchaser Agent or Purchaser.
Each Person party hereto as the Administrator or a Purchaser Agent may act in various other capacities under or in connection with the Transaction Documents (including as a Purchaser, Lock-Box Bank or Program Support Provider) (with respect to each such Person, the “Agent Roles”). Each of the parties hereto hereby acknowledges and consents to any and all Agent Roles, waives any objections it may have to any actual or potential conflict of interest caused by any such Person acting as the Administrator or a Purchaser Agent and also acting in other Agent Role, and agrees that in connection with any Agent Role, such Person may take, or refrain from taking, any action it deems appropriate in its discretion.
Section 4.12    Notice of Termination Events.
Neither the Administrator nor any Purchaser Agent shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless it has received notice from, in the case of the Administrator, any Purchaser Agent, any Purchaser, the Servicer or the Seller and, in the case of any Purchaser Agent, the Administrator, any other Purchaser Agent, any Purchaser, the Servicer or the Seller, in each case stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent. In the event that a Purchaser Agent receives such a notice, it shall promptly give notice thereof to the Administrator (unless such Purchaser Agent first received notice of such Termination Event or Unmatured Termination Event from the Administrator) and to each of its related Purchasers. The Administrator shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Majority Purchaser Agents (unless such action otherwise requires the consent of all Purchasers, all Purchaser Agents or all LC Banks), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and the Purchaser Agents.
Section 4.13    Non-Reliance on Administrator, Purchaser Agents and other Purchasers; Administrators and Affiliates.
(a)    Each Purchaser and Purchaser Agent expressly acknowledges that none of the Administrator and the Purchaser Agents, in the case of such Purchaser, and none of the Administrator or any other Purchaser Agent, in the case of such Purchaser Agent, nor in either case any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator or any Purchaser Agent hereafter taken, including any review of the affairs of any Celanese Party, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent. Each Purchaser and Purchaser Agent represents and warrants to the Administrator and such Purchaser’s Purchaser Agent, in the case of such Purchaser, and the Administrator, in the case of such Purchaser Agent, that it has, independently and without reliance upon the Administrator, any LC Bank, any Purchaser Agent or any Purchaser and based on such documents and information as it has deemed appropriate, made and will continue to make its own appraisal of any investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of any Celanese Party, and made its own evaluation and decision to enter into this Agreement. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser or Purchaser Agent, and no Purchaser Agent have any duty or responsibility to provide any Purchaser, with any information concerning the Seller, the Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or such Purchaser Agent, respectively, or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
(b)    Each of the Purchasers, the Purchaser Agents and the Administrator and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with any Celanese Party or any of their Affiliates. Each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.
Section 4.14    Indemnification.
Each LC Bank and Related Committed Purchaser agrees to indemnify and hold harmless the Administrator and its officers, directors, employees, representatives and agents (to the extent not reimbursed by any Celanese Party and without limiting the obligation of the Seller, the Servicer, or any Originator to do so), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, settlements, costs, expenses and/or disbursements of any kind or nature whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator, any LC Bank or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by, or asserted against the Administrator, any LC Bank or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith; provided, however, that no LC Bank or Related Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Administrator’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.
Section 4.15    Successor Administrator.
The Administrator may resign as Administrator, subject to the following sentence, (i) by written notice to the Seller, the Purchaser Agents and the Servicer, if neither the Administrator nor any Affiliate thereof is a party to this Agreement in the capacity of a Purchaser or a Purchaser Agent or (ii) otherwise, upon at least thirty (30) days’ prior written notice to the Seller, the Purchaser Agents and the Servicer. Such resignation shall not become effective until (a) a successor Administrator is appointed by the Majority Purchaser Agents and such successor Administrator has accepted such appointment (provided, if no successor Administrator is appointed within thirty (30) days of the Administrator’s written notice of resignation delivered in accordance with the above, the Administrator may appoint a successor Administrator from among the Purchasers and Purchaser Agents) and (b) so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, the Seller and the Servicer shall have consented to such successor Administrator; provided, such consent by the Seller and the Servicer shall not be required if the successor Administrator is an existing Purchaser or Purchaser Agent. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the resigning Administrator, and the resigning Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article IV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.
ARTICLE V.
MISCELLANEOUS
Section 5.1    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Transaction Document shall be effective unless in a writing signed by the Administrator, the Majority Purchaser Agents and, in the case of an amendment, by the other parties thereto; provided, however, that no such amendment shall, (a) without the consent of each affected Purchaser, (i) extend the date of any payment or deposit of Collections by the Seller or the Servicer or decrease the outstanding amount of or rate of Discount or extend the repayment of or any scheduled payment date for the payment of any Discount in respect of any Portion of Capital or any Fees owed to a Purchaser; (ii) reduce any Fees payable pursuant to the RPA Fee Letter; (iii) forgive or waive or otherwise excuse any repayment of Capital or change either the amount of Capital of any Purchaser or any Purchaser’s Ratable Share of the Purchased Interest; (iv) increase the Commitment of any Purchaser; (v) amend or modify the Pro Rata Share of any LC Bank; (vi) amend or modify the provisions of this Section 5.1 or the definition of “Adjusted Aggregate LC Amount”, “Adjusted Exposure”, “Capital”, “Eligible Receivables”, “Exposure”, “Majority Purchaser Agents”, “Net Receivables Pool Balance”, “Purchased Interest”, “Scheduled Termination Date” (other than pursuant to an extension thereof in accordance with Section 1.2(e)), “Termination Date” or “Total Reserves” or (vii) amend or modify any defined term (or any term used directly or indirectly in such defined term) used in clauses (i) through (vi) above in a manner that would circumvent the intention of the restrictions set forth in such clauses and (b) without the consent of the Majority Purchaser Agents, as applicable, amend, waive or modify any provision expressly requiring the consent of such Majority Purchaser Agents. Each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No failure on the part of any Purchaser Agent, any Purchaser or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
Section 5.2    Notices, Etc.
All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on the signature pages hereof (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.
Section 5.3    Successors and Assigns; Assignability; Participations; Replacement of Purchasers.
(a)    Successors and Assigns. Unless the context otherwise requires, whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise provided in Sections 4.1(d) and 4.1(e), neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior written consent of each Purchaser Agent.
(b)    Participations. Any Purchaser may sell participating interests (each acquirer of a participating interest, a “participant”) in its rights and obligations pursuant to this Agreement; provided, however, that the selling Purchaser shall retain all rights and obligations under this Agreement and all parties to this Agreement shall continue to deal solely with such selling Purchaser. Except with respect to participations by Conduit Purchasers pursuant to Section 5.3(i), each agreement between a Purchaser and a participant shall provide that such Purchaser shall retain the sole right to enforce the Transaction Documents and to approve any amendment, modification or waiver of any provision of this Agreement (other than any amendment, modification or waiver of a provision described in Section 5.1(a) that affects such participant). The Seller agrees that each participant shall be entitled to the benefits of the Sections 1.7, 1.8 and 1.10 (subject to the requirements and limitations therein, including the requirements under Section 1.10; it being understood that the documentation required under Section 1.10(f) shall be delivered to the Purchaser who sells the participation rather than to the Seller or Administrator) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to this Section 5.3(b), provided that such participant (A) agrees to be subject to the provisions of the Section 5.3(g) and 5.3(h) as if it were an assignee under this Section and (B) shall not be entitled to receive any greater payment under the Section 1.7 or Section 1.10, with respect to any participation, than the Purchaser from whom it acquired the applicable participation would have been entitled to receive. Each Purchaser that sells a participation agrees, at the Seller’s request and expense, to use reasonable efforts to cooperate with the Seller to effectuate the provisions of Section 5.3(g) with respect to any participant. To the extent permitted by Applicable Law, each participant also shall be entitled to the benefits of any set-off rights provided to the Purchasers under this Agreement as though it were a Purchaser, provided that such Participant agrees to be subject to the provisions of Section 5.15 as though it were a Purchaser. Each Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated Discount) of each participant’s interest in the Receivables and rights under this Agreement (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such interest in Receivables and under this Agreement is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrator shall have no responsibility for maintaining the Participant Register.
(c)    Assignments by Purchasers. Each Purchaser may assign, in whole or in part, its interests in the Receivables and its rights or obligations pursuant to this Agreement to any financial or other institution (which, in the case of an assignment by a Related Committed Purchaser, shall be to a financial institution with short-term unsecured debt ratings of at least “A-1” by Standard & Poor’s and “P-1” by Moody’s), pursuant to a supplement hereto, substantially in the form of Annex F with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”) executed by each such assignee, such selling Purchaser, such related Purchaser Agent and the Administrator; provided that, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, any such assignment (other than to another Purchaser or Program Support Provider within its Purchaser Group or conduit managed or sponsored by the same Purchaser Agent, or to an Affiliate of Purchaser) shall require the consent of the Seller (such consent not to be unreasonably withheld or delayed). No assignment shall be effective until recorded in the Register. The Administrator, acting solely for this purpose as an agent of the Seller, shall maintain at one of its offices in New York, NY or such other office designated by Administrator with notice to the other parties hereto a copy of each Transfer Supplement delivered to it and a register for the recordation of the names and addresses of the Purchasers and the Commitments of, and principal amounts (and stated Discount) of the interests in the Receivables and rights under this Agreement owing to each Purchaser pursuant to the terms of this Agreement from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Seller and the Administrator shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Seller and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Certain Pledges. Without limiting the right of any Purchaser to sell or grant interests, security interests or participations to any Person as otherwise described in this Section 5.3, any Purchaser may pledge, or grant a security interest in, all or any portion of its rights under this Agreement to secure its obligations to a Federal Reserve Bank without any notice to, or consent of, the Seller; provided that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations under this Agreement or substitute any such pledgee or grantee for such Purchaser as a party to this Agreement.
(e)    Agents. Without limiting any other rights that may be available under Applicable Law, the rights of the Purchasers and each Liquidity Provider may be enforced through it or by its agents, including its related Purchaser Agents.
(f)    Disclosure; Notice. Each assignor may, in connection with an assignment permitted hereunder, disclose to the applicable assignee (that shall have agreed to be bound by an agreement containing a confidentiality undertaking in substantially the form set forth in Section 5.6) any information relating to the Servicer, the Seller or the Pool Receivables furnished to such assignor by or on behalf of the Servicer, the Seller, any Purchaser, any Purchaser Agent or the Administrator. Such assignor shall give prior written notice to the Seller of any assignment of such assignor’s rights and obligations (including ownership of the Purchased Interest) to any Person other than a Program Support Provider.
(g)    Replacement of Purchasers. If (a) the Seller receives a claim for compensation under Section 1.7 or Section 1.10 of this Agreement from any Purchaser (or any related Affected Person), (b) any Purchaser is a Defaulting Purchaser, or (c) any Purchaser does not consent to a request to extend the Scheduled Termination Date, then the Seller may, at its sole expense and effort, upon notice to such Purchaser, its related Purchaser Agent and the Administrator, require such Purchaser, its related Purchaser Agent and any other Purchaser in such Purchaser’s Purchaser Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 5.3(c) or (j), as applicable, of this Agreement), all of their respective interests, rights (other than their existing rights to payment under Sections 1.7 and 1.10 of this Agreement) and obligations under this Agreement and the other Transaction Documents, to a willing assignee that shall assume such obligations (which assignee may be a member of an existing Purchaser Group, in any case, only if such Person accepts such assignment in its sole discretion); provided, however, that the Seller shall be permitted to require the assignment by (i) the Purchaser Group of which the Administrator is a member, or (ii) any Purchaser which is administered by the Administrator or an Affiliate thereof only if, in either case, the Administrator is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrator; provided, further, that (i) the assignee financial institution shall purchase, at par, all Capital, Discount and other amounts owing to such assigning Purchaser and Purchaser Agent (other than any amounts owing under Sections 1.7 and 1.10 of this Agreement for which payment is then sought) on or prior to the date of assignment, (ii) if the replacement financial institution is not already a member of an existing Purchaser Group, the Seller shall have received the written consent of the Administrator and the LC Bank (which consents shall not be unreasonably withheld or delayed) to such assignment, (iii) until such time as such assignment shall be consummated, the Seller shall pay all additional amounts required under Sections 1.7 and 1.10, subject to the terms of this Agreement, (iv) such assignment shall not conflict with Applicable Law, (v) any such assignment shall not be deemed to be a waiver of any right that the Seller, the Administrator, any Purchaser Agent or any other Purchaser shall have against the assignor Purchaser or any member of its Purchaser Group and (vi) any such assignment by a Related Committed Purchaser shall be to a financial institution with short-term unsecured debt ratings of at least A-1 by Standard & Poor’s and “P-1” by Moody’s. No Purchaser or Purchaser Group may be required to make an assignment pursuant to this Section 5.3(g) (i) at any time when there is only one Purchaser Group or (ii) if the condition that gave rise to the Seller’s right to require such assignment ceases to apply.
(h)    Mitigation Obligations. If any Affected Person requests compensation under Section 1.7, or if the Seller is required to pay any additional amount to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 1.10, then such Affected Person shall (at the request of the Seller) use reasonable efforts to designate a different office for funding or booking its Purchases hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 1.7 or 1.10, as the case may be, in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Affected Person. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such designation or assignment; provided, that such Affected Person is generally seeking compensation from similarly situated borrowers under similar trade receivables securitization facilities (to the extent such Affected Person has the right under such similar facilities to do so).
(i)    Assignments to Liquidity Providers and other Program Support Providers. Any Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers participating interests in its portion of the Purchased Interest. In the event of any such grant by such Conduit Purchaser of a participating interest to a Liquidity Provider or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Provider and Program Support Provider shall be entitled to the benefits of Sections 1.7 and 1.8.
(j)    Other Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any Liquidity Provider or Related Committed Purchaser for such Conduit Purchaser or to any other Person; provided, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers and, so long as no Termination Event or Unmatured Termination Event is continuing, of the Seller (which consent the Seller may grant or withhold in its sole discretion), make any such assignment of its rights hereunder unless the assignee (x) is a commercial paper conduit that (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser or (y) is a Related Committed Purchaser or Liquidity Provider for such Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto and Seller, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount). No assignment (excluding a collateral assignment, pledge or granting of a security interest) shall be effective until recorded in the Register. Any transfer (excluding a collateral assignment, pledge or granting of a security interest) other than by assignment shall be treated as a sale of a participation pursuant to Section 5.3(b).
(k)    Replacement of Downgraded Purchasers.  If, at any time on or prior to the Termination Date, any Conduit Purchaser’s Notes are no longer rated at least “A-1” by Standard & Poor’s or “P-1” by Moody’s, respectively, then the Seller may, at Seller’s sole expense and effort, upon notice to such Conduit Purchaser’s Purchaser Agent and the Administrator, require such Conduit Purchaser, any other Purchaser in its Purchaser Group and the related Purchaser Agent to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 5.3(c) or (h), as applicable, of this Agreement), all of their respective interests, rights and obligations under this Agreement and the other Transaction Documents, to an assignee that shall assume such obligations (which assignee may be a member of an existing Purchaser Group, if such Person accepts such assignment; provided, that no Purchaser Group shall be required to take such an assignment); provided, however, that the Seller shall be permitted to require the assignment by (i) the Purchaser Group of which the Administrator is a member, or (ii) any Purchaser which is administered by the Administrator or an Affiliate thereof only if, in either case, the Administrator is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrator; provided, further, that (i) the assignee financial institution shall purchase, at par, all Capital, Discount and other amounts owing to such assigning Purchaser and Purchaser Agent on or prior to the date of assignment, (ii) if the replacement financial institution is not already a member of an existing Purchaser Group, the Seller shall have received the written consent of the Administrator and the Majority Purchaser Agents (which consents shall not be unreasonably withheld or delayed) to such assignment, (iii) such assignment shall not conflict with Applicable Law, (iv) any such assignment shall not be deemed to be a waiver of any right that the Seller, the Administrator, any Purchaser Agent or any other Purchaser shall have against the assignor Purchaser or any member of its Purchaser Group and (v) any such assignment by a Conduit

Purchaser shall be to a commercial paper conduit, the Notes of which are rated at least “A-1” by Standard & Poor’s or “P-1” by Moody’s, respectively, and (vi) any such assignment by a Related Committed Purchaser shall be to a financial institution with short-term unsecured debt ratings of at least “A-1” by Standard & Poor’s and “P-1” by Moody’s, respectively.
Section 5.4    Costs and Expenses.
Without limiting any of the Seller’s other obligations hereunder or under any other Transaction Document (including, without limitation, its obligations under Sections 1.5, 1.7, 1.8, 1.10, 3.1 or Section 1(e) of Exhibit IV of this Agreement), the Seller will pay all reasonable and documented out-of-pocket expenses related to execution and delivery of this Agreement and each of the other Transaction Documents, including, without limitation, the reasonable and properly documented attorneys’ fees and expenses of the Administrator, the Purchasers and the Purchaser Agents (it being understood and agreed that prior to the occurrence of a Termination Event, the Administrator, the Purchaser Agents and the Purchasers shall collectively seek reimbursement for the legal fees of only one law firm pursuant to this Section), and the reasonable fees of a consulting firm selected by the Administrator in conducting the agreed-upon procedures. From the Closing Date until the Final Payout Date, the Seller shall pay (a) all reasonable and documented out-of-pocket fees and expenses incurred by the Administrator with respect to the administration of this Agreement and each of the other Transaction Documents (including, without limitation, the reasonable and properly documented attorneys’ fees and expenses of one law firm for the Administrator), including all reasonable fees and expenses actually incurred in connection with amendments to this Agreement or any other Transaction Document, the granting of any waivers under this Agreement or any other Transaction Document, and audit and due diligence fees (limited as provided in this Agreement), and (b) during the continuation of a Termination Event, all reasonable and documented out-of-pocket fees and expenses (including reasonable and properly documented attorneys’ fees and expenses) incurred by the Administrator, the Purchasers and the Purchaser Agents in connection with the enforcement or protection of its rights under this Agreement or any other Transaction Document.
Section 5.5    No Proceedings; Limitation on Payments.
(a)    Each of the Seller, the Servicer, the Administrator, the Purchaser Agents and the Purchasers and each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The provisions of this paragraph shall survive any termination of this Agreement.
(b)    Each of the Servicer, the Administrator, the Purchaser Agents and the Purchasers and each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the Final Payout Date; provided, that the Administrator may take any such action with the prior written consent of the Majority Purchaser Agents. The provisions of this paragraph shall survive any termination of this Agreement.
(c)    Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall, or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all such Conduit Purchaser’s Notes are paid in full. Any amount which a Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this paragraph shall survive any termination of this Agreement.
Section 5.6    Confidentiality.
(a)    Unless otherwise required by Applicable Law, each of the Seller and the Servicer will agree to maintain the confidentiality of the Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that any Transaction Document may be disclosed: (a) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent, (b) to the Seller’s legal counsel, financial advisors and auditors if they agree to hold it confidential, subject to Applicable Law, (c) in connection with any legal proceeding arising out of or in connection with this Agreement or any other Transaction Document or the preservation or maintenance of that party’s rights hereunder or thereunder, (d) if required to do so by a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise, (e) in connection with a party’s compliance with any law pursuant to which that party is required or accustomed to act (including applicable SEC requirements) and (f) to the extent necessary to comply with law or any legal process, or as part of its normal reporting or review procedures, to any Governmental Authority having jurisdiction over the Seller or the Servicer, the Originators or the Parent. The restrictions in the preceding sentence shall not apply to disclosures to any party to this Agreement by any other party thereto, information already known to a recipient otherwise than in breach of this confidentiality agreement, information also received from another source on terms not requiring it to be kept confidential, or information that is or becomes publicly available otherwise than in breach of this Section 5.6(a).
(b)    Unless otherwise required by Applicable Law (in which case, the disclosing Person shall (i) promptly notify the Seller, the Parent, the Servicer and the Originators in advance of such disclosure, to the extent permitted by Applicable Law, and (ii) furnish only that portion of the information which in the good faith determination of the applicable Person is legally required to disclose), each of the Administrator, the Purchaser Agents and the Purchasers will agree to maintain the confidentiality of non-public information regarding the Seller, the Parent, the Servicer and the Originators; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Parent, the Servicer, the Seller and the Originators, (ii) legal counsel and auditors of the Purchasers, the Purchaser Agents or the Administrator if they agree to hold it confidential, (iii) any nationally recognized statistical rating organization, (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), and (v) any placement agency placing any Conduit Purchaser’s commercial paper notes and (vi) any Governmental Authority having jurisdiction over the Administrator, any Purchaser Agent, any Purchaser, or any Program Support Provider.
Section 5.7    GOVERNING LAW AND JURISDICTION.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 5.8    Execution in Counterparts.
This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.
Section 5.9    Survival of Termination.
The provisions of Sections 1.7, 1.8, 1.10, 1.18, 1.19, 3.1, 3.2, 4.14, 5.4, 5.5, 5.6, 5.7, 5.9, 5.10 and 5.14 shall survive any termination of this Agreement.
Section 5.10    WAIVER OF JURY TRIAL.
EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
Section 5.11    Entire Agreement.
This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
Section 5.12    Headings.
The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.
Section 5.13    Right of Setoff.
Each Purchaser is hereby authorized (in addition to any other rights it may have), at any time during the continuance of a Termination Event, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured); provided that such Purchaser shall notify the Seller concurrently with such setoff.
Section 5.14    Purchaser Groups’ Liabilities.
The obligations of the Administrator, each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon any Transaction Document against any member, employee, officer, director or incorporator of any such Person.

Section 5.15    Sharing of Recoveries.
Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
Section 5.16    USA PATRIOT Act.
Each of the Administrator and each of the Purchasers hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrator, the Purchaser Agents and the Purchasers may be required to obtain, verify and record information that identifies the Seller, the Servicer, the Originators and the Parent, which information includes the name, address, tax identification number and other information regarding the Seller, the Servicer, the Originators and the Parent that will allow the Administrator, the Purchaser Agents and the Purchasers to identify the Seller, the Servicer, the Originators and the Parent in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrator, the Purchaser Agents and the Purchasers, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
Section 5.17    Defaulting Purchasers
(a)    Notwithstanding any provision herein or in any Fee Letter to the contrary, if any Related Committed Purchaser becomes a Defaulting Purchaser, for so long as such Related Committed Purchaser is a Defaulting Purchaser, the “Facility Fees” described in the RPA Fee Letter shall cease to accrue on the undrawn portion (if any) of the Commitment of such Defaulting Purchaser; provided, however, that said Facility Fees shall continue to accrue on such Defaulting Purchaser’s Exposure.
(b)    No Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement (and any amendment, waiver or consent which by its terms requires the consent of all Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers), except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Purchaser and (y) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser more adversely than other affected Purchasers shall require the consent of such Defaulting Purchaser.
Section 5.18    Construction.
The parties acknowledge and agree that this Agreement shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the drafting and negotiation of this Agreement.
Section 5.19    Interpretation; Accounting Terms and Principles.
For purposes of this Agreement and all such certificates and other documents delivered in connection herewith, unless the context otherwise requires or unless otherwise specifically provided herein: (a) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (subject to the immediately succeeding paragraph); (b) all terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (e) references to any Section, Annexes, Schedule or Exhibit are references to Sections, Annexes, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s permitted successors and assigns; (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (k) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (l) terms in one gender include the parallel terms in the neuter and opposite gender; and (m) the term “or” is not exclusive.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

CE RECEIVABLES LLC,
as the Seller

By:	/s/ Christopher W. Jensen
Name:	Christopher W. Jensen
Title:	President

Address:	CE Receivables LLC
222 W. Las Colinas Blvd., Ste. 900
Irving, TX 75039

Attention:	Christopher W. Jensen
Telephone:	972-443-4000
Facsimile:	972-443-8405
Email:	chris.jensen@celanese.com

With a copy to:

James R. Peacock III
Telephone: 972-443-4000
Email: james.peacock@celanese.com

Receivables Purchase Agreement
(CE Receivables LLC)

CELANESE INTERNATIONAL
CORPORATION,
as the initial Servicer

By:	/s/ Chuck B. Kyrish
Name:	Chuck B. Kyrish
Title:	Treasurer

Address:	Celanese International Corporation
222 W. Las Colinas Blvd., Ste. 900
Irving, 75039

Attention:	Christopher W. Jensen
Telephone:	972-443-4000
Facsimile:	972-443-8405
Email:	chris.jensen@celanese.com

With a copy to:

James R. Peacock III
Telephone: 972-443-4000
Email: james.peacock@celanese.com

Receivables Purchase Agreement
(CE Receivables LLC)

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH, as a Related
Committed Purchaser and as an LC Bank

By:	/s/ Mark Campbell
Name:	Mark Campbell
Title:	Authorized Signatory

Address:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Harborside Financial Center Plaza III
Jersey City, New Jersey 07311

Telecopier:	(201) 369-2149
Email:	securitization_reporting@us.mufg.jp

With a copy to:

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH
1251 Avenue of the Americas, 12th Floor
New York, New York 10020
Attention:	Securitization Group
Telephone:	(212) 782-6957
Telecopier:	(212) 782-6448
Email:	securitization_reporting@us.mufg.jp
ewilliams@us.mufg.jp
ajurecky@us.mufg.jp

Receivables Purchase Agreement
(CE Receivables LLC)

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH, as a Purchaser
Agent

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

Address:	THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH
1251 Avenue of the Americas, 12th Floor
New York, New York 10020
Attention:	Securitization Group
Telephone:	(212) 782-6957
Telecopier:	(212) 782-6448
Email:	securitization_reporting@us.mufg.jp
ewilliams@us.mufg.jp
ajurecky@us.mufg.jp

Receivables Purchase Agreement
(CE Receivables LLC)

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH, as Administrator

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

Address:	THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH
1251 Avenue of the Americas, 12th Floor
New York, New York 10020
Attention:	Securitization Group
Telephone:	(212) 782-6957
Telecopier:	(212) 782-6448
Email:	securitization_reporting@us.mufg.jp
ewilliams@us.mufg.jp
ajurecky@us.mufg.jp

Receivables Purchase Agreement
(CE Receivables LLC)

VICTORY RECEIVABLES CORPORATION,
as a Conduit Purchaser

By:	/s/ David V. DeAngelis
Name:	David V. DeAngelis
Title:	Vice President

Address:	Victory Receivables Corporation Ltd. Ltd.
c/o Global Securitization Services
LLC
114 West 47th Street, Suite 2310
New York, NY 10036
Attention:	Attn: Frank B. Bilotta
Telephone:	(212) 295-2777
Facsimile:	(212) 302-8767
Email:	fbilotta@gssnyc.com

With a copy to:

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH
1251 Avenue of the Americas, 12th Floor
New York, New York 10020
Attention:	Securitization Group
Telephone:	(212) 782-6957
Telecopier:	(212) 782-6448
Email:	securitization_reporting@us.mufg.jp
ewilliams@us.mufg.jp
ajurecky@us.mufg.jp

Receivables Purchase Agreement
(CE Receivables LLC)

PNC BANK, NATIONAL ASSOCIATION,
as Related Committed Purchaser and as an LC Bank

By:	/s/ Mark Falcione
Name:
Title:

Address:	PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention:	Mark Falcione
Telephone:	(412) 762-7325
Facsimile:	(412) 762-9184
Email:	mark.falcione@pnc.com
With a copy to:	pncconduitgroup@pnc.com

Receivables Purchase Agreement
(CE Receivables LLC)

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser Agent

By:	/s/ Mark Falcione
Name:
Title:

Address:	PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention:	Mark Falcione
Telephone:	(412) 762-7325
Facsimile:	(412) 762-9184
Email:	mark.falcione@pnc.com
With a copy to:	pncconduitgroup@pnc.com

Receivables Purchase Agreement
(CE Receivables LLC)

MARKET STREET FUNDING LLC,
as a Conduit Purchaser

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

Address:	Market Street Funding LLC
c/o AMACAR Group, LLC
6525 Morrison Blvd. Ste. 318
Charlotte, NC 28211
Attention:	Doris J. Hearn
Telephone:	(704) 365-0569
Facsimile:	(704) 365-1362
Email:	djhearn@amacar.com

With a copy to its Purchaser Agent

Receivables Purchase Agreement
(CE Receivables LLC)

EXHIBIT I
DEFINITIONS
As used in this Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to this Agreement.
“Adjusted Aggregate LC Amount” means, at any time, the Aggregate LC Amount minus the amount of cash collateral held in the LC Collateral Accounts at such time.
“Adjusted Exposure” means, with respect to any Purchaser Group or any Purchaser therein, the excess (if any) of such Purchaser Group’s Exposure, over the amount of cash collateral held in the LC Collateral Account for such Purchaser Group.
“Administrative Services Agreement” means that Administrative Services Agreement dated as of the date hereof between Celanese International and the Seller.
“Administrator” has the meaning set forth in the preamble to this Agreement.
“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of, or assigned to, the Administrator (for the benefit of the Purchasers) shall not constitute an Adverse Claim.
“Affected Person” means the Administrator, any Purchaser Agent, any Purchaser, any Program Support Provider or PNC Capital Markets LLC.
“Affiliate” means, as to any Person, (a) any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person and (b) in the case of each Conduit Purchaser, the holder(s) of its capital stock or membership interests, as the case may be. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.
“Agent Fee Letter” has the meaning set forth in Section 1.5 of this Agreement.
“Aggregate Capital” means at any time the aggregate outstanding Capital of all Purchasers at such time.
“Aggregate Discount” means, at any time, the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.
“Aggregate LC Amount” means the aggregate amount available to be drawn under all Letters of Credit issued by all LC Banks.
“Agreement” has the meaning set forth in the preamble to the Receivables Purchase Agreement to which this Exhibit I is attached and made a part.
“Alternate Rate” means, for any Settlement Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes, an interest rate per annum equal to: (a) the Euro-Rate for such Settlement Period or (b) solely for any Portion of Capital for such Settlement Period for which the Euro-Rate is unavailable as described in Section 1.9, the daily average Base Rate for such Settlement Period; provided, however, that the “Alternate Rate” for any day while a Termination Event has occurred and is continuing shall be an interest rate equal to the Default Rate.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of Section 1.10.
“Approved Third Party Collections” means funds deposited into the Lock-Box Account related to (i) receivables owed by an Obligor to Fortron Industries LLC, but billed together with certain Receivables of Ticona Polymers, Inc. or (ii) receivables owed by account debtors and others to Nutrinova Nutrition Specialties & Food Ingredients GmbH, KEP Americas Engineering Plastics, LLC, Celanese EVA Performance Polymers Inc., Celanese Canada Inc. or Grupo Celanese, S. de R.L. de C.V.
“Attorney Costs” means the reasonable and properly documented out-of-pocket fees, charges and disbursements of one counsel for the Administrator and the other Indemnified Parties taken as a whole and, in the case of any conflict of interest, one additional counsel to each group of affected Indemnified Parties similarly situated taken as a whole.
“Average Portfolio Turnover” means, at any time, the average of the Portfolio Turnovers for the 12 calendar months most recently ended, where “Portfolio Turnover” for any calendar month means the number of days equal to the product of (a) thirty (30), times (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Pool Receivables as of the last day of such calendar month, by (ii) the aggregate initial Outstanding Balance of all Pool Receivables originated during such calendar month.
“Bankruptcy Code” means the Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate” means, for any day and any Purchaser Group, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:
(a)    the rate of interest in effect for such day as publicly announced from time to time by the applicable Purchaser Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable; provided that such “reference rate” or “prime rate” is set by the applicable Purchaser Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and
(b)    0.50% per annum above the latest Federal Funds Rate.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City and Dallas, Texas, and if this definition of “Business Day” is utilized in connection with the Euro-Rate, such day is also a day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market.
“Canadian Obligor” means an Obligor which (i) if a natural person, is a resident of Canada or (ii) if a corporation or other business organization, is organized under the laws of Canada or any political subdivision thereof, or is a resident of Canada or any political subdivision thereof.
“Capital” means, with respect to any Purchaser, without duplication, the aggregate amounts (i) paid to, or on behalf of, the Seller in connection with all Funded Purchases made by such Purchaser pursuant to Section 1.2(b) of this Agreement and (ii) with respect to the Purchaser that is an LC Bank, paid by such LC Bank with respect to all drawings under Letters of Credit to the extent such drawings have not been reimbursed by the Seller, as reduced from time to time by Collections distributed to the Purchasers (or their respective Purchaser Agents on their behalf) and applied on account of such Capital pursuant to Section 1.4(d) of this Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Celanese Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 28, 2010 among Celanese Corporation, CUSH and the other subsidiary borrowers, the lenders party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as joint book runners, Bank of America, N.A., as syndication agent, HSBC Securities (USA) Inc., JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland PLC, as co-documentation agents, and Deutsche Bank AG Cayman Islands Branch, as deposit bank, as amended by that certain Amendment No. 1, dated as of January 23, 2013, and Amendment No. 2 dated as of August 14, 2013, among Celanese Corporation, CUSH, Celanese Americas LLC, the lenders party thereto and Deutsche Bank AG, New York Branch, as administration agent and collateral agent, and as may be further amended, restated, supplemented or otherwise modified from time to time.
“Celanese International” has the meaning set forth in the preamble to this Agreement.
“Celanese Party” means each of the Seller, Celanese International, each Originator, the Parent and any Affiliate of any of the foregoing that becomes a party to any Transaction Document.
“Change in Control” means the occurrence of any of the following:
(a)    CUSH ceases to own, directly or indirectly, 100% of the issued and outstanding capital stock, membership interests and all other equity interests of the Servicer and each Originator free and clear of all Adverse Claims (other than security interests created to secure obligations under the Celanese Credit Agreement);
(b)    Celanese Acetate LLC, a Delaware limited liability company, ceases to own, directly, 100% of the issued and outstanding membership interests and all other equity interests of the Seller free and clear of all Adverse Claims (other than security interests created to secure obligations under the Celanese Credit Agreement);
(c)    at any time, (1) Parent shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued outstanding Equity Interests of CUSH or (ii) a majority of the seats (other than vacant seats) on the board of directors of Parent shall at any time be occupied by Persons who were neither (A) nominated by the board of directors of Parent nor (B) appointed by directors so nominated; or
(d)    any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on April 2, 2007 shall own beneficially (within the meaning of such Rule), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the official administration, interpretation, implementation or application thereof by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means August 28, 2013.
“Code” means the Internal Revenue Code of 1986, as amended.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller, the Servicer, the Parent, any Affiliate of any of the foregoing or any other Person on their behalf in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of this Agreement, and (c) all other proceeds of such Pool Receivable.
“Commitment” means, with respect to any Related Committed Purchaser or LC Bank, as applicable, the maximum aggregate amount which such Purchaser is obligated to pay hereunder on account of all Funded Purchases and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule IV or in the applicable Transfer Supplement or other agreement pursuant to which it became a Purchaser, as such amount may be modified pursuant to any subsequent assignment pursuant to Section 5.3 or pursuant to a reduction in the Purchase Limit pursuant to Section 1.1(b) of this Agreement. If the context so requires, “Commitment” also refers to a Purchaser’s obligation to make Purchases and/or issue Letters of Credit hereunder.
“Commitment Percentage” means, for each Related Committed Purchaser or related LC Bank in a Purchaser Group, the Commitment of such Related Committed Purchaser or related LC Bank, as the case may be, divided by the total of all Commitments of all Related Committed Purchasers or related LC Banks, as the case may be, in such Purchaser Group.
“Concentration Percentage” means (i) for any Group A Obligor, 10.00%, (ii) for any Group B Obligor, 10.00%, (iii) for any Group C Obligor, 5.00% and (iv) for any Group D Obligor, 2.50%.
“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement as a “Conduit Purchaser.”
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“CP Rate” means, for any Conduit Purchaser and for any Settlement Period for any Portion of Capital, (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Purchaser to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Settlement Period, the applicable Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to Conduit Purchasers in respect of Discount for any Settlement Period with respect to any Portion of Capital funded by such Conduit Purchasers at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis, its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate agreed to by the Seller and such Conduit Purchaser as the “CP Rate” for such Conduit Purchaser in the document pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the applicable Purchaser Agent from time to time. The “CP Rate” for any Conduit Purchaser for any day while a Termination Event has occurred and is continuing shall be an interest rate equal to the greater of (x) the CP Rate determined without giving effect to this sentence and (y) the Default Rate.
“Credit and Collection Policy” means the credit and collection policies of the Celanese Parties in effect, and delivered by the Servicer to the Administrator on, the Closing Date, as from time to time modified in compliance with this Agreement.
“CUSH” means Celanese US Holdings LLC, a Delaware limited liability company.
“Debt” means, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii)  bonds, notes, debentures or similar instruments, (iii) reimbursement obligations under any drawn letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including (x) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (y) accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), or (v) any Guaranty of any such indebtedness of another Person.
“Deemed Collections” has the meaning set forth in Section 1.4(e)(ii) of this Agreement.
“Default Rate” means, at any time, an interest rate per annum equal to the greater of (a) the Euro-Rate plus 2.00% per annum and (b) the Base Rate.
“Default Ratio” means the ratio (expressed as a percentage) calculated as of the last day of each calendar month, of (i) the aggregate Outstanding Balance of all Defaulted Receivables on such day to (ii) the aggregate Outstanding Balance of all Receivables on such day.
“Defaulted Receivable” means a Receivable:
(a)    which remains unpaid for more than 90 days from the original due date;
(b)    as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof; or
(c)    which, consistent with the Credit and Collection Policy, would be written off as uncollectible;
it being understood and agreed that, solely for the purpose of calculating the Default Ratio, the Outstanding Balance of any Defaulted Receivable shall be computed without giving effect to any open credit memos or credit balances; and provided that any Receivable described in clause (b) or (c) above shall only constitute a Defaulted Receivable for the 30-day period following the date of commencement of the related Insolvency Proceeding or write-off, as the case may be.
“Defaulting Purchaser” means any Related Committed Purchaser that (a) has failed to (i) perform its obligation to fund any portion of its Purchases or (ii) pay over to the Administrator or any Purchaser any other amount within two Business Days of the date required to be funded or paid by it hereunder, unless, in the case of clause (i) above, such Related Committed Purchaser notifies the Administrator and the Seller in writing that such failure is the result of such Related Committed Purchaser’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Seller, the Administrator or any Purchaser in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding obligations under this Agreement or any other Transaction Document or generally under other agreements in which it commits or extends credit (unless such writing or public statement relates to such Related Committed Purchaser’s obligation to fund any portion of its Purchases and states that such position is based on such Related Committed Purchaser’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied), (c) has failed, within three Business Days after written request by the Administrator or the Seller, to confirm in writing in a manner satisfactory to the Administrator and the Seller, that it will comply with the terms of this Agreement and the other Transaction Documents relating to its obligations to fund prospective Purchases under this Agreement (provided that such Related Committed Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Administrator and the Seller), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency proceeding or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that, for the avoidance of doubt, a Related Committed Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any equity interest in such Related Committed Purchaser or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Related Committed Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Related Committed Purchaser (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Related Committed Purchaser.“Dilution” the portion of any Receivable which is reduced or canceled as a result of any of the events set forth in Section 1.4(e)(i) of this Agreement.
“Dilution Horizon Ratio” means the ratio (expressed as a percentage), calculated as of the last day of each calendar month, of (i) the aggregate initial Outstanding Balance of all Receivables generated by the Originators during the two calendar months prior to such month, to (ii) the Net Receivables Pool Balance as of the last day of such month.
“Dilution Ratio” means the ratio (expressed as a percentage), calculated as of the last day of each calendar month, of (i) the aggregate amount of Dilutions during such month to (ii) the aggregate initial Outstanding Balance of all Receivables generated by the Originators during the two calendar months prior to such month.
“Dilution Reserve Floor Percentage” means, on any day, a percentage equal to the product of (a) the Expected Dilution, times (b) the Dilution Horizon Ratio.
“Dilution Spike” means the highest average Dilution Ratio of any three consecutive calendar month period during the twelve most recently ended calendar months.
“Dilution Volatility Ratio” means, on any date, a percentage equal to the product of (i) the Dilution Spike minus the Expected Dilution and (ii) the Dilution Spike divided by the Expected Dilution.
“Discount” means:
(a)    for any Portion of Capital for any Settlement Period with respect to any Purchaser to the extent such Portion of Capital will be funded by such Purchaser during such Settlement Period through the issuance of Notes:
CPR x C x ED/360
(b)    for any Portion of Capital for any Settlement Period with respect to any Purchaser to the extent such Portion of Capital will not be funded by such Purchaser during such Settlement Period through the issuance of Notes or, if an LC Bank has, or is deemed to have, Capital resulting from any drawing under a Letter of Credit that has not been reimbursed pursuant to Section 1.14 of this Agreement:

AR x C x ED/Year
where:

AR	= the Alternate Rate for such Portion of Capital for such Settlement Period with respect to such Purchaser,

C	= the Portion of Capital during such Settlement Period with respect to such Purchaser,

CPR	= the CP Rate for the Portion of Capital for such Settlement Period with respect to such Purchaser,

ED	= the actual number of days during such Settlement Period, and

Year	= if such Portion of Capital is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable;
provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by Applicable Law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Dynamic Dilution Reserve Percentage” means the ratio (expressed as a percentage), calculated on any day, of the product of (a) the sum of (i) the Stress Factor multiplied by Expected Dilution, plus (ii) the Dilution Volatility Ratio, times (b) the Dilution Horizon Ratio.
“Dynamic Loss Reserve Percentage” means a percentage equal to the product of (i) Stress Factor, multiplied by (ii) the highest average of the Loss Ratios for any three consecutive calendar months during the twelve most recent calendar months, multiplied by (iii) the Loss Horizon Ratio.
“Eligible Receivable” means, at any time, a Pool Receivable that satisfies the following:
(a)    the Receivable is an “account” or “payment intangible”, each as defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction;
(b)    the Obligor of the Receivable is: (i) a U.S. Obligor, Canadian Obligor, or Foreign Obligor; (ii) not a debtor in any Insolvency Proceeding; (iii) not an Affiliate of the Seller, the Servicer, any Originator or the Parent and (iv) not a Sanctioned Obligor;
(c)    the Receivable is denominated in U.S. dollars and payable in the United States of America;
(d)    the Receivable is free of all Adverse Claims and freely transferable/assignable (without requiring the consent of the related Obligor);
(e)    the Receivable represents a bona fide obligation of the Obligor to pay the stated amount, and the Receivable, together with the related Contract, is enforceable against the related Obligor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law;
(f)    the Receivable is not subject to any dispute, counterclaim or hold back defense, adverse claim, litigation or right of set-off or any offset or netting arrangement between the related Obligor and any Celanese Party, but a Receivable subject to any of the foregoing shall be ineligible only to the extent of the amount of such dispute, counterclaim or hold back defense, adverse claim, litigation or right of set-off or offset or netting arrangement;
(g)    which together with the Contract related thereto, does not contravene any Applicable Law (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such Applicable Law if such violation would materially impair the collectability of such Receivable;
(h)    the Receivable satisfies in all material respects the applicable requirements of the Credit and Collection Policy;
(i)    the Receivable has been billed and is due within 180 days of its original billing date;
(j)    the Originator has validly sold or transferred all of its right, title and interest in and to such Receivable to the Seller, and the Seller owns good and marketable title to the Receivable, free and clear of any Adverse Claim (other than any created hereunder);
(k)    the Receivable represents a specified amount earned and payable by the related Obligor that is not subject to the performance of additional services or the delivery of additional products or goods by the Seller or the Originators;
(l)    the Receivable is not a Defaulted Receivable;
(m)    the payment terms of the Receivable have not been amended in any material respect since its creation, except in accordance with the Credit and Collection Policy or as otherwise permitted in this Agreement;
(n)    the Receivable is not owed by an Obligor of which 25% or more of such Obligor’s aggregate Receivables balance constitutes Defaulted Receivables;
(o)    the Receivable was not originated by a business line or division of a Person (other than an Originator) that merged or was consolidated with or into an Originator (whether originated before or after such merger or consolidation) unless (x) such merger or consolidation complied with the applicable terms of the Purchase and Sale Agreement and (y) the inclusion of such business line’s or division’s Receivables as Eligible Receivables has been approved in writing by the Administrator and each Purchaser Agent, such approvals not to be unreasonably withheld or delayed so long as the Servicer, the Seller and the Originator shall have provided the Administrator and each Purchaser Agent with such information with respect to such merger or consolidation, such business line or division and the affected Receivables as the Administrator or any Purchaser Agent has reasonably requested;
(p)    the Receivable arises under a Contract that has not been modified, extended or rewritten in any manner that could reasonably be expected to adversely affect the collectability of the related Receivable in any material way;
(q)    the Receivable represents part or all of the price of the sale of “merchandise,” “insurance” or “services” within the meaning of Section 3(c)(5) of the Investment Company Act; and
(r)    the purchase of which by Seller under the Purchase and Sale Agreement, and by the Purchasers under this Agreement, each constitutes a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, convertible preferred equity certificate (whether or not equity under local law), any limited or general partnership interest and any limited liability company membership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent or a Parent Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.
“ERISA Event” shall mean (a) any Reportable Event; (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Parent, any Parent Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Parent, any Parent Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Parent, Parent Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Parent, Parent Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent, Parent Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Euro-Rate” means, with respect to any Settlement Period, the interest rate per annum determined by the Administrator (which determination shall be conclusive absent manifest error) by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, in either case, providing rate quotations comparable to those currently provided on such page of such service, as selected by the Administrator for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Settlement Period for an amount comparable to the Portion of Capital to be funded at the Alternate Rate determined by reference to the Euro-Rate during such Settlement Period, for a one-month period, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA
as shown on Reuters Screen LIBOR01 Page
or appropriate successor
Euro-Rate =

1.00 - Euro-Rate Reserve Percentage

, where “Euro-Rate Reserve Percentage” means the maximum effective percentage in effect on such day as prescribed by the Federal Reserve Board for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrator shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Excess Concentration” means, without duplication, the sum of the following amounts:
(a)        the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(b)        the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Foreign Obligors, exceeds 15.00% of the aggregate Outstanding Balance of all Eligible Receivables; plus
(c)        the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Foreign Obligors organized under the laws of countries that (x) do not have foreign currency ratings of “A3” or better by Moody’s and (y) do not have transfer and convertibility assessments of “A” or better by Standard & Poor’s, exceeds 7.00% of the aggregate Outstanding Balance of all Eligible Receivables; plus
(d)       the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Foreign Obligors organized under the laws of countries that (x) do not have foreign currency ratings of “Baa2” or better by Moody’s and (y) do not have transfer and convertibility assessments of “A-” or better by Standard & Poor’s, exceeds 0.00% of the aggregate Outstanding Balance of all Eligible Receivables; plus
(e)        the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Canadian Obligors, exceeds 5.00% of the aggregate Outstanding Balance of all Eligible Receivables; plus
(f)        the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables due more than 90 days after the original billing date thereof, exceeds 5.00% of the aggregate Outstanding Balance of all Eligible Receivables; plus
(g)        the sum of the amounts calculated for all countries in which Foreign Obligors are organized, equal to the excess (if any) of the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Foreign Obligors organized in any one such country, over 5.00% of the aggregate Outstanding Balance of all Eligible Receivables; plus
(h)        the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which is a government or governmental subdivision, agency, affiliate or group exceeds 5.00% of the aggregate Outstanding Balance of all Eligible Receivables.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in the Purchased Interest, Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in such Purchased Interest, Capital or Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 1.10, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 1.10(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Exiting Purchaser Group” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.
“Expected Dilution” means the average of the Dilution Ratios for the twelve most recently ended calendar months.
“Expected LC Fees” means, on any day, the aggregate amount of all LC Fees that are scheduled to accrue on all outstanding Letters of Credit over the period beginning on such day and ending for each Letter of Credit on the date that such Letter of Credit is scheduled to have expired in accordance with its terms (assuming that no such Letter of Credit will be drawn or extended, except to the extent already extended or required to be extended in accordance with its terms).
“Exposure” means, with respect to any Purchaser Group or any Purchaser therein, the sum of (i) the aggregate outstanding Capital of all Purchasers in such Purchaser Group, plus (ii) the aggregate amount available to be drawn under all Letters of Credit issued by the LC Bank(s) in such Purchaser Group, plus (iii) on any Termination Day or on any day when such Purchaser Group is an Exiting Purchaser Group, the amount of all Expected LC Fees with respect to Letters of Credit issued by an LC Bank in such Purchaser Group.
“Exposure Percentage” means, with respect to any Purchaser Group or any Purchaser therein, a fraction, expressed as a percentage, (a) the numerator of which is such Purchaser Group’s Exposure, and (b) the denominator of which is the aggregate Exposure of all Purchaser Groups.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) together with any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letters” has the meaning set forth in Section 1.5 of this Agreement.
“Fees” means the fees payable by the Seller pursuant to the Fee Letters.
“Final Payout Date” means the date on or after the Termination Date when (i) all amounts owed to the Administrator, the Purchaser Agents, the Purchasers and the LC Banks by the Celanese Parties under this Agreement and the other Transaction Documents have been paid; (ii) the Aggregate Capital is reduced to zero and (iii) no Letters of Credit remain outstanding (or other arrangements with respect to any outstanding Letters of Credit that are satisfactory to the LC Banks have been made).

“Foreign Obligor” means an Obligor organized under the laws of a country other than the United States of America or Canada.
“Funded Purchase” shall mean a Purchase that is made pursuant to Section 1.2(b) (other than the issuance of a Letter of Credit).
“GAAP” means generally accepted accounting principles as in effect in the United States as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group A Obligor” means an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P‑1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of “Al” or better by Moody’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) receives a split rating from Standard & Poor’s and Moody’s, then such Obligor (or its parent or majority owner, as applicable) shall be deemed to have the lower of the two ratings. Notwithstanding the foregoing, any Obligor that is a Subsidiary or an Affiliate of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the amount in clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) that is not a Group A Obligor and that has a short-term rating of at least: (a) “A‑2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” or better by Standard & Poor’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P‑2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of “Baal” or better by Moody’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) receives a split rating from Standard & Poor’s and Moody’s, then such Obligor (or its parent or majority owner, as applicable) shall be deemed to have the lower of the two ratings. Notwithstanding the foregoing, any Obligor that is a Subsidiary or Affiliate of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the amount in clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) that is not a Group A Obligor or a Group B Obligor and that has a short-term rating of at least: (a) “A‑3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-”or better by Standard & Poor’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P‑3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of “Baa3” or better by Moody’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) receives a split rating from Standard & Poor’s and Moody’s, then such Obligor (or its parent or majority owner, as applicable) shall be deemed to have the lower of the two ratings; provided, further, that if an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) is rated by either Standard & Poor’s or Moody’s, but not both, and satisfies either clause (a) or clause (b) above, then such Obligor (or its parent or majority owner, as applicable) shall be deemed to be a Group D Obligor. Notwithstanding the foregoing, any Obligor that is a Subsidiary or Affiliate of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the amount in clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group Capital” means, with respect to any Purchaser Group, an amount equal to the aggregate outstanding Capital of all Purchasers within such Purchaser Group.
“Group Commitment” means, with respect to any Purchaser Group at any time, the aggregate Commitments of all Related Committed Purchasers within such Purchaser Group.
“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by either Moody’s or Standard & Poor’s shall be a Group D Obligor.
“Guaranty” of any Person means any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
“Indemnified Amounts” has the meaning set forth in Section 3.1 of this Agreement.
“Indemnified Party” has the meaning set forth in Section 3.1 of this Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any other Celanese Party under any Transaction Document, and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to this Agreement.
“Information Package” means a report, in substantially the form of Annex A to this Agreement, furnished to the Administrator and each Purchaser Agent pursuant to this Agreement, reflective of the Receivables Pool as of the end of the most recently ended calendar month.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, or any composition or marshaling of assets for creditors of a Person, or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, between the Administrator, the Seller, Deutsche Bank AG, New York Branch, Celanese Corporation, CUSH, Celanese International, Celanese Acetate, Celanese Ltd. and Ticona.
“LC Bank” means each Person listed as such for each Purchaser Group on the signature pages of this Agreement or in the applicable Transfer Supplement or other agreement pursuant to which it became a party hereto as an LC Bank, other than any such Person that ceases to be a party hereto pursuant to a Transfer Supplement.
“LC Collateral Account” means, with respect to each LC Bank and Letters of Credit issued thereby, the account at any time designated by the Administrator as such LC Collateral Account, which shall be an account established and maintained by the Administrator or its designee (for the benefit of such LC Bank), which designee may, for the avoidance of doubt, be the applicable LC Bank.
“LC Fees” has the meaning set forth in the RPA Fee Letter.
“Letter of Credit” means any stand-by letter of credit issued by an LC Bank at the request of the Seller pursuant to this Agreement.
“Letter of Credit Application” has the meaning set forth in Section 1.12(a) of this Agreement.
“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.
“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.
“Lock-Box” means each locked postal box with respect to which a Lock-Box Bank that has executed a Lock-Box Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).
“Lock-Box Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, maintained in the name of Seller) and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.
“Lock-Box Agreement” means each deposit account control agreement or similar agreement, in form and substance satisfactory to the Administrator, among the Seller, the Servicer (if applicable), the Administrator and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Ratio” means the ratio (expressed as a percentage), calculated as of the last day of each calendar month, of (i) the aggregate initial Outstanding Balance of all Receivables generated by the Originators during the six (6) most recent calendar months (or such other number of calendar months as may be agreed by the Administrator and the Servicer following an audit of the Servicer), to (ii) the Net Receivables Pool Balance as of the last day of the most recent calendar month.
“Loss Ratio” means the ratio (expressed as a percentage) and calculated as of the last day of each calendar month of (a) the aggregate Outstanding Balance of all Pool Receivables that first became Defaulted Receivables during such calendar month, to (b) the aggregate initial Outstanding Balance of all Receivables originated in the sixth calendar month preceding such calendar month.
“Loss Reserve Floor Percentage” means 10.00%.
“Majority Purchaser Agents” means, at any time, the Purchaser Agents for the Purchaser Groups with Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of all Group Commitments; provided, however, that so long as there are only two Purchaser Groups, Majority Purchaser Agents shall mean all Purchaser Agents acting unanimously.
“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller, the Servicer, the Parent and the Originators, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on:
(a)    the assets, operations, business or financial condition of such Person;
(b)    the ability of any such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;
(c)    the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectability of any material portion of the Pool Receivables; or
(d)    the status, perfection, enforceability or priority of the Administrator’s, any Purchaser’s or the Seller’s interest in the Pool Assets.
“Material Indebtedness” means Indebtedness of any one or more of Parent or any Parent Subsidiary in an aggregate principal amount exceeding (x) $40,000,000 or (y) solely in the case of the Seller’s Indebtedness, $14,425. For purposes of this definition, “Indebtedness” has the meaning set forth in the Celanese Credit Agreement as amended in accordance with the terms thereof from time to time; provided, however, that if at any time, the Majority Purchaser Agents (in their individual capacities) or their Affiliates shall cease to be parties to the Celanese Credit Agreement as lenders thereunder or if the Celanese Credit Agreement is terminated or ceases to define “Indebtedness”, then, in any such case for purposes of this definition, “Indebtedness” shall be deemed to be “defined in the Celanese Credit Agreement” as defined therein immediately prior to such event.
“Material Subsidiary” means each Celanese Party and each other Person that is a “Material Subsidiary” as such term is defined in the Celanese Credit Agreement as amended in accordance with the terms thereof from time to time; provided, however, that if at any time, the Majority Purchaser Agents (in their individual capacities) or their Affiliates shall cease to be parties to the Celanese Credit Agreement as lenders thereunder or if the Celanese Credit Agreement is terminated or ceases to define “Material Subsidiary”, then, in any such case for purposes of this Agreement, “Material Subsidiary” shall be deemed to be “defined in the Celanese Credit Agreement” as defined therein immediately prior to such event.
“Monthly Settlement Date” means the 20th calendar day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Celanese Party or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions or with respect to which any Celanese Party or any ERISA Affiliate otherwise has liability or contingent liability.
“Net Receivables Pool Balance” means, at any time: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.
“Net Worth” means, at any time,  an amount equal to (i) the Outstanding Balance at such time of all Pool Receivables that (A) an Insolvency Proceeding has not have occurred with respect to the applicable Obligor thereof, (B) consistent with the Credit and Collection Policy, neither have nor should have been written off as uncollectible and (C) are then owned by the Seller, minus (ii) the sum of (A) Aggregate Capital at such time, plus (B) the Adjusted Aggregate LC Amount, plus (C) the aggregate accrued and unpaid Discount and Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on the Subordinated Notes at such time, plus (F) the aggregate amount of all other accrued and unpaid obligations of the Seller at such time.
“Non-Extension Day” has the meaning set forth in Section 1.4(b)(ii).
“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.
“Notice Date” has the meaning set forth in Section 1.12(b).
“Obligations” has the meaning set forth in Section 1.2(d).
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“OFAC”  means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Order” has the meaning set forth in Section 1.19 of this Agreement.
“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case in accordance with the terms thereof.
“Other Connection Taxes” means, with respect to any Recipient or Affected Person, Taxes imposed as a result of a present or former connection between such Recipient or Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Recipient or Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Purchase or Transaction Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Transaction Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent” means Celanese Corporation, a Delaware corporation.
“Parent Subsidiary” means each Celanese Party and each Subsidiary of the Parent; provided, however, that solely for such purpose, “Subsidiary” shall not include Estech GmbH & Co. KG, Estech Managing GmbH or any other subsidiary of Parent (other than the Seller) that is properly designated as an Unrestricted Subsidiary in accordance with the terms of the Celanese Credit Agreement.
“Participant Register” has the meaning set forth in Section 5.3(b) of this Agreement.
“Paydown Notice” has the meaning set forth in Section 1.4(f)(i) of this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by CUSH in favor of the Administrator for the benefit of the Purchasers and the Purchaser Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Parent, any Parent Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pool Assets” has the meaning set forth in Section 1.2(d) of this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.
“Pro Rata Share” shall mean, (i) as to any LC Bank, a fraction, the numerator of which equals the Commitment of such LC Bank at such time and the denominator of which equals the aggregate of the Commitments of all LC Banks at such time and (ii) as to any Related Committed Purchaser, a fraction, the numerator of which equals the Commitment of such Related Committed Purchaser at such time and the denominator of which equals the aggregate of the Commitments of all Related Committed Purchaser at such time.
“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.
“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.
“Purchase” has the meaning set forth in Section 1.1(a) of this Agreement.

“Purchase Account” means the account identified as such on Schedule V of this Agreement.
“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Purchase Date” means the date on which a Funded Purchase or a reinvestment is made pursuant to this Agreement.
“Purchase Facility” means the receivables purchase facility evidenced by this Agreement.
“Purchase Limit” means $135,000,000, as such amount may be reduced from time to time pursuant to Section 1.1(b). References to the unused portion of the Purchase Limit shall mean, at any time, an amount equal to (x) the Purchase Limit at such time, minus (y) the sum of the Aggregate Capital plus the Aggregate LC Amount.
“Purchase Notice” has the meaning set forth in Section 1.2(a) of this Agreement.
“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:
Aggregate Capital + Adjusted Aggregate
LC Amount + Total Reserves
Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of this Agreement.
“Purchaser” means each Conduit Purchaser, each Related Committed Purchaser and each LC Bank, as applicable.
“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent in accordance with this Agreement.
“Purchaser Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers, related Purchaser Agent and related LC Banks and (ii) for any other Purchaser that does not have a related Conduit Purchaser, such Purchaser, together with its Purchaser Agent and each other Purchaser for which such Purchaser Agent acts as a Purchaser Agent hereunder. Each Purchaser Group party to this Agreement as of the Closing Date is identified on Schedule IV.
“Purchasers’ Share” of any amount, at any time, means such amount multiplied by the Purchased Interest at such time.
“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s Group Commitment divided by the aggregate Group Commitments of all Purchaser Groups.
“Rating Agency” means each of Standard & Poor’s, Moody’s and each of the other nationally recognized statistical rating organizations (and each other rating agency then rating the Notes of any Conduit Purchaser).
“Receivable” means any indebtedness and other obligations owed to any Originator or the Seller (as assignee of an Originator), or any right of the Seller or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of chemicals or other goods and the rendering of services in the ordinary course of the applicable

Originator’s business, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction, provided however, “Receivable” shall not include any portion of an invoice of Ticona Polymers, Inc. that relates to a product code indicating that such product is supplied by Fortron Industries LLC, which shall be a receivable of Fortron Industries LLC.
“Receivables Pool” means, at any time, all of the then outstanding Receivables sold or contributed (or purported to be sold or contributed) to the Seller pursuant to the Purchase and Sale Agreement prior to the Termination Date excluding any Receivable subsequently repurchased by the applicable Originator in accordance with the terms of Section 3.4 of the Purchase and Sale Agreement.
“Recipient” means the Administrator, a Purchaser, a Purchaser Agent or any other recipient of any payment to be made by or on account of any obligation of the Seller (or otherwise) under this Agreement.
“Register” has the meaning set forth in Section 5.3(c) of this Agreement.
“Reimbursement Date” has the meaning set forth in Section 1.14(a) of this Agreement.
“Reimbursement Obligation” has the meaning set forth in Section 1.14(a) of this Agreement.
“Related Committed Purchaser” means each Person listed as such for each Purchaser Group on the signature pages of this Agreement or in the applicable Transfer Supplement or other agreement pursuant to which it became party hereto as a Related Committed Purchaser, other than any such Person that ceases to be a party hereto pursuant to a Transfer Supplement.
“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
“Related Security” means, with respect to any Receivable:
(a)    all of the Seller’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    all of the Seller’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and
(e)    all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents.
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(b) of ERISA has been waived, with respect to a Plan.

“Required Capital Amount” has the meaning set forth in the Purchase and Sale Agreement.
“Restricted Payments” has the meaning set forth in Section 1(l) of Exhibit IV of this Agreement.
“RPA Fee Letter” has the meaning set forth in Section 1.5 of this Agreement.
“Sanctioned Country”  means a country subject to a sanctions program identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Obligor” means an Obligor which (i) if a natural person, is either (A) a resident of a Sanctioned Country or (B) a Sanctioned Person or (ii) if a corporation or other business organization, is organized under the laws of a Sanctioned Country or any political subdivision thereof.
“Sanctioned Person”  means (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at:http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Scheduled Termination Date” means August 28, 2016, subject to the extension thereof with respect to any Purchaser pursuant to Section 1.2(e).
“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the Purchasers’ Share.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicer Replacement Conditions” has the meaning set forth in Section 4.1(e) of this Agreement.
“Servicing Fee” shall mean the fee referred to in Section 4.6 of this Agreement.
“Servicing Fee Rate” shall mean the rate referred to in Section 4.6 of this Agreement.
“Settlement Date” means with respect to any Portion of Capital for any Settlement Period, (i) prior to the Termination Date, the Monthly Settlement Date and (ii) on and after the Termination Date, each Business Day selected from time to time by the Administrator (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“Settlement Period” means: (a) before the Termination Date: (i) initially the period commencing on the date of the initial purchase pursuant to Section 1.2 of this Agreement (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) August 31, 2013, and (ii) thereafter, each calendar month, and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrator or, in the absence of any such selection, each calendar month.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor thereto that is a nationally recognized statistical rating organization.
“Stress Factor” means 2.00.
“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 4.1(d) of this Agreement.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Termination Date” means, the earliest to occur of: (a) the Scheduled Termination Date, (b) the date determined pursuant to Section 2.2 of this Agreement, and (c) the date specified by the Seller upon 3 Business Days’ prior written notice to the Administrator and the Purchaser Agents pursuant to Section 1.1(b).
“Termination Day” means: (a) each day on which any of the conditions set forth in Section 2 of Exhibit II to this Agreement are not satisfied and (b) each day that occurs on or after the Termination Date.
“Termination Event” has the meaning specified in Exhibit V to this Agreement. For the avoidance of doubt, any Termination Event that occurs shall be deemed to be continuing unless and until such Termination Event has been waived in accordance with the terms of this Agreement.
“Total Reserves” means an amount, as of any date of calculation, equal to the product of (i) the sum of (a) the higher of (x) the sum of the Loss Reserve Floor Percentage and Dilution Reserve Floor Percentage and (y) the sum of the Dynamic Loss Reserve Percentage and Dynamic Dilution Reserve Percentage and (b) the Yield and Servicing Fee Reserve Percentage and (ii) the Net Receivables Pool Balance.
“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Subordinated Notes, the Fee Letters, the Performance Guaranty, the Lock-Box Agreements, the Administrative Services Agreement, the Intercreditor Agreement, the Seller’s limited liability company agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Transaction Information” means any information provided to any Rating Agency in connection with such Rating Agency providing or proposing to provide a rating of any Conduit Purchaser’s commercial paper notes or monitoring any such rating, including, without limitation, such information regarding the Seller, the Servicer, any Originator, the Parent, any of their respective Affiliates or the Receivables; provided, however, that, “Transaction Information” shall not include any information provided by the Parent or any of its Affiliates to any nationally recognized statistical rating organization (other than information solely related to the Receivables subject to this Agreement) in connection with such rating organization providing a rating or proposing to provide a rating to, or monitoring an existing rating of the Parent or any of its Affiliates or any debt securities of any of the foregoing.
“Transfer Supplement” has the meaning set forth in Section 5.3(c).
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.
“U.S. Obligor” means an Obligor which (i) if a natural person, is a resident of the United States (or of a U.S. territory (including, without limitation, Puerto Rico and the U.S. Virgin Islands)) or (ii) if a corporation or other business organization, is organized under the laws of the United States (or of a U.S. territory (including, without limitation, Puerto Rico and the U.S. Virgin Islands)) or any political subdivision thereof, or is a resident of the United States (or of a U.S. territory (including, without limitation, Puerto Rico and the U.S. Virgin Islands)) or any political subdivision thereof.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Seller, the Servicer and the Administrator.
“Yield and Servicing Fee Reserve Percentage” means at any time:
1.50 x APT x (DR + SFR)

where:

DR	= the daily average Default Rate computed for the most recent Settlement Period,

APT	= the Average Portfolio Turnover, and

SFR	= the Servicing Fee Rate.

EXHIBIT II
CONDITIONS OF PURCHASES
1.    Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that the Administrator shall have received, on or before the Closing Date, each of the following, each in form and substance (including the date thereof) reasonably satisfactory to the Administrator and each Purchaser Agent:
(a)    Counterparts of (i) this Agreement, duly executed by the parties hereto, and (ii) the Lock-Box Agreements, the Fee Letters, the Purchase and Sale Agreement, the Performance Guaranty and each of the other Transaction Documents, duly executed by the parties thereto.
(b)    Copies of: (i) the resolutions or unanimous written consents of the board of directors (or equivalent governing body) of each of CUSH, the Seller, the Servicer and each Originator authorizing the execution, delivery and performance by CUSH, the Seller, the Servicer and such Originator, as the case may be, of this Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents and (iii) the certificate of incorporation (or equivalent organizational document) and by-laws (or equivalent governing document) of CUSH, the Seller, each Originator and the Servicer, in each case, certified by the Secretary or Assistant Secretary (or equivalent authorized person) of the applicable party.
(c)    A certificate of the Secretary or Assistant Secretary (or equivalent authorized person) of each of CUSH, the Seller, the Servicer and each Originator certifying as to the names and true signatures of its officers who are authorized to sign this Agreement and the other Transaction Documents to which it is a party. Until the Administrator receives a subsequent incumbency certificate from CUSH, the Seller, the Servicer or such Originator, as the case may be, the Administrator shall be entitled to rely on the last such certificate delivered to it by CUSH, the Seller, the Servicer or such Originator, as the case may be.
(d)    Proper financing statements (Form UCC‑1), duly authorized and suitable for filing under the UCC of all jurisdictions that the Administrator may reasonably deem necessary or desirable in order to perfect the interests of the Seller and the Administrator (for the benefit of the Purchasers) contemplated by the Purchase and Sale Agreement and this Agreement, as applicable.
(e)    Proper financing statement amendments (Form UCC‑3), duly authorized and suitable for filing under the UCC of all jurisdictions that the Administrator may reasonably deem necessary or desirable to evidence the release of all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by any Originator or the Seller.
(f)    Completed UCC search reports, dated on or shortly before the Closing Date, listing the financing statements filed with the Secretary of State (or similar official) in all applicable jurisdictions that name the Originators or the Seller as debtor, together with copies of such financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the PBGC in such jurisdictions, as the Administrator may reasonably request, showing no Adverse Claims on any Pool Assets other than those which are released as of the Closing Date.
(g)    Favorable opinions, addressed to the Administrator, each Purchaser Agent and each Purchaser, in form and substance reasonably satisfactory to the Administrator, from Andrews Kurth LLP, counsel for CUSH, the Seller, the Originators and the Servicer, and internal counsel for CUSH, the Seller, the Originators and the Servicer, covering such matters as the Administrator may reasonably request, including, without limitation, certain organizational and New York enforceability matters, certain bankruptcy matters and certain UCC matters.
(h)    A pro forma Information Package representing the performance of the Receivables Pool for the calendar month of July, 2013.
(i)    Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letters), costs and expenses to the extent then due and payable on the Closing Date, including, to the extent

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invoices have been presented to the Seller at least one (1) Business Day prior to the Closing Date, any such costs, fees and expenses arising under or referenced in Section 5.4 of this Agreement and the Fee Letters.
(j)    Certificates of existence or good standing with respect to each of the Seller, the Originators and the Servicer issued by the Secretary of State (or similar official) of the jurisdiction of each such Person’s organization or formation.
(k)    All information with respect to the Receivables as the Administrator or the Purchasers may reasonably request.
(l)    Such other approvals, opinions or documents as the Administrator or the Purchasers may reasonably request.
2.    Conditions Precedent to All Funded Purchases, Issuances of Letters of Credit and Reinvestments. Each Funded Purchase (including the initial Funded Purchase) and the issuance of any Letters of Credit and each reinvestment shall be subject to the further conditions precedent that:
(a)    in the case of each Funded Purchase and the issuance of any Letters of Credit, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such purchase or issuance, as the case may be, in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent, a completed pro forma Information Package to reflect the level of Aggregate Capital, the Aggregate LC Amount and related reserves and the calculation of the Purchased Interest after such purchase or issuance, as the case may be, and a completed Purchase Notice in the form of Annex B; and
(b)    on the date of such Funded Purchase, issuance of any Letters of Credit or reinvestment, as the case may be, the following statements shall be true (and acceptance of the proceeds of such Funded Purchase, issuance or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)
the representations and warranties contained in Exhibit III to this Agreement are true and correct in all material respects on and as of the date of such Funded Purchase, issuance or reinvestment as though made on and as of such date except for representations and warranties that are expressly made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)
no event has occurred and is continuing, or would result immediately after giving effect to such Funded Purchase, issuance or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event;

(iii)	the Aggregate Capital plus the Aggregate LC Amount, immediately after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, does not exceed the Purchase Limit;

(iv)	the Purchased Interest, immediately after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, does not exceed 100%; and

(v)	the Termination Date has not occurred.

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EXHIBIT III
REPRESENTATIONS AND WARRANTIES
1.    Representations and Warranties of the Seller. The Seller represents and warrants to the Administrator, each Purchaser Agent and each Purchaser on the Closing Date and on the date of each Funded Purchase, reinvestment and issuance of a Letter of Credit under this Agreement that:
(a)    Existence and Power. The Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the limited liability company power and authority to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)    Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) require no authorization, consent, license or exemption from, or filing or registration with, any governmental body, agency or official, except (A) such approvals which have been obtained prior to the Closing Date and remain in full force and effect, (B) the filing of UCC financing statements and continuation statements and (C) such approvals, the absence of which would not reasonably be expected have a Material Adverse Effect, (iv) do not contravene, or constitute a default under, (A) any provision of Applicable Law or any judgment, injunction, order or decree binding upon the Seller, (B) any provision of the limited liability company agreement of the Seller, (C) any covenant, indenture or agreement of or affecting the Seller or any of its property, in each case, where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (v) do not result in the creation or imposition of any lien prohibited by the Transaction Documents on any property of the Seller.
(c)    Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitute the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
(d)    Accuracy of Information. Each Information Package and all other information (including, without limitation, any financial statements) furnished by or on behalf of the Seller in writing (or, in the case of any Information Package, by or on behalf of the Servicer) to the Administrator, any Purchaser Agent or any Purchaser for purposes of or in connection with this Agreement or any other Transaction Document is true and accurate in all material respects on the date such information is stated or certified; provided that to the extent any such information was based upon or constitutes a forecast or projection, the Seller represents only that it acted in good faith and utilized assumptions reasonable at the time made (it being understood and agreed that any information set forth in any Information Package shall not constitute a forecast or projection for purposes of this proviso).
(e)    Actions, Suits. There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Seller, threatened in writing against the Seller that (i) purports to adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document or (ii) would reasonably be expected to have a Material Adverse Effect.
(f)    Accuracy of Exhibits; Account Arrangements. The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts and Lock-Boxes at such Lock-Box Banks, are specified in Schedule II to this Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts and Lock-Boxes as have been notified to the Administrator), and each Lock-Box Account and Lock-Box is subject to a Lock-Box Agreement. All information on each Exhibit, Schedule or Annex to this Agreement or the other Transaction Documents is true and complete. The Seller has not granted any interest in any Lock-Box Account (or any related

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Lock-Box) to any Person other than the Administrator and the Administrator has control (within the meaning of Section 9-104 of the UCC) of each Lock-Box Account.
(g)    No Material Adverse Effect. Since the date of formation of the Seller as set forth in its certificate of formation, there has been no Material Adverse Effect.
(h)    Names and Location. The Seller has not used any corporate names, trade names or assumed names other than its name set forth on the signature pages of this Agreement. The Seller is “located” (as such term is defined in the applicable UCC) in Delaware. The office where the Seller keeps its records concerning the Receivables is at the address set forth in the notice provision of this Agreement.
(i)    Margin Stock. The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Federal Reserve Board), and no proceeds of any purchase or reinvestment under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(j)    Eligible Receivables. Each Pool Receivable listed as an Eligible Receivable in any Information Package or any other report delivered by the Seller or the Servicer to the Administrator or included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance on any date is an Eligible Receivable as of the effective date of the information reported in such Information Package or other report or as of the date of such calculation, as the case may be.
(k)    Credit and Collection Policy. The Seller has complied, or has caused the compliance, in all material respects with the Credit and Collection Policy with regard to each Pool Receivable.
(l)    Investment Company Act. The Seller is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
(m)    No Other Obligations. The Seller does not have outstanding any security of any kind except membership interests issued to Celanese Acetate LLC, a Delaware limited liability company, in connection with its organization and the Subordinated Notes, and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt and no Person has any commitment or other arrangement to extend credit to the Seller, in each case, except pursuant to the terms of the Transaction Documents.
(n)    No Sanctions. The Seller is not a Sanctioned Person. To the Seller’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. The Seller and its Affiliates:   (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither the Seller nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.
(o)    Tax Status.
(i)    The Seller has (i) timely filed all material tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all material taxes, assessments and other governmental charges, which are shown to be due and payable by it in such returns, other than taxes, assessments and other governmental charges being contested in good faith, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Adequate provisions in accordance with GAAP for taxes on the books of the Seller have been made for all open years and for the current fiscal period.
(ii)    The Seller is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3.

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(p)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
(q)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchasers under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.
(r)    The Receivables.
(i)    Creation. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Receivables in favor of the Administrator (for the benefit of the Purchasers), which security interest is prior to all other Adverse Claims and is enforceable as such as against creditors of and purchasers from the Seller.
(ii)    Ownership of Receivables. The Seller has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable, together with the Related Security. Each Pool Receivable, together with the Related Security, is owned by the Seller free and clear of any Adverse Claim.
(iii)    Perfection and Related Security. All appropriate financing statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the sale of the Receivables and Related Security from the Originators to the Seller pursuant to the Purchase and Sale Agreement, and the sale and security interest therein from the Seller to the Administrator under this Agreement.
(s)    The Lock-Box Accounts.
(i)    Nature of Lock-Box Accounts. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii)    Ownership. Each Lock-Box Account is in the name of the Seller, and each Lock-Box Account is free and clear of any Adverse Claim (other than the interest of the Lock-Box Bank as set forth in the applicable Lock-Box Agreement and the Administrator).
(iii)    Perfection. The Seller has delivered to the Administrator a fully executed Lock-Box Agreement relating to each Lock-Box Account, pursuant to which each applicable Lock-Box Bank has agreed, following notice by the Administrator that it is exercising its right to assume exclusive control of such Lock-Box Account, to comply only with all instructions originated by the Administrator (on behalf of the Purchasers) directing the disposition of funds in such Lock-Box Account without further consent by the Seller or the Servicer.
(t)    Priority.
(i)    Other than the transfer of the Receivables to the Seller under the Purchase and Sale Agreement, and by the Seller under this Agreement and/or the security interest granted to the Administrator pursuant to this Agreement, neither the Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof (other than security interests created under the Celanese Credit Agreement that are released upon or prior to each Receivable’s transfer to the Seller). Neither the Seller nor any Originator has authorized the filing of, or is aware of any financing statements against any of the Seller or such Originator that purport to perfect a security interest in Receivables or include a description of Receivables transferred or purported to be transferred under the Transaction

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Documents, the Lock-Box Accounts or any subaccount thereof, other than any financing statement (i) relating to the sale thereof by such Originator to the Seller under the Purchase and Sale Agreement, (ii) relating to the security interest granted to the Administrator under this Agreement and (iii) relating to the release of the security interest created under the Celanese Credit Agreement.
(ii)    Neither the Seller nor the Servicer has consented to any bank maintaining any Lock-Box Account to comply with instructions of any person other than the Seller, the Servicer and the Administrator.
(u)    Nature of Pool Receivables. All Pool Receivables:  (i) were originated by the applicable Originator in the ordinary course of its business, (ii) were sold to Seller for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of goods, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act of 1940.  The purchase of Pool Receivables with the proceeds of commercial paper notes would constitute a “current transaction” for purposes of Section 3(a)(3) of the Securities Act of 1933, as amended.
2.    Representations and Warranties of the Servicer. The Servicer represents and warrants to the Administrator, each Purchaser Agent and each Purchaser on the Closing Date and on the date of each Funded Purchase, reinvestment and issuance of a Letter of Credit under this Agreement that:
(a)    Existence and Power. The Servicer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power and authority to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)    Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which it is a party (i) are within the Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no authorization, consent, license or exemption from, or filing or registration with, any governmental body, agency or official, except (A) such approvals which have been obtained prior to the Closing Date and remain in full force and effect and (B) such approvals, the absence of which would not reasonably be expected have a Material Adverse Effect, (iv) do not contravene, or constitute a default under, (A) any provision of Applicable Law or any judgment, injunction, order or decree binding upon the Servicer, (B) any provision of the certificate of incorporation or bylaws of the Servicer, (C) any covenant, indenture or material agreement of or affecting the Servicer or any of its property, in each case, where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (v) do not result in the creation or imposition of any lien prohibited by the Transaction Documents any property of the Servicer or any of its Subsidiaries.
(c)    Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitute the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
(d)    Accuracy of Information. Each Information Package and all other information (including, without limitation, any financial statements) furnished by (or on behalf of) the Servicer in writing to the Administrator, any Purchaser Agent or any Purchaser for purposes of or in connection with this Agreement or any other Transaction Document is true and accurate in all material respects on the date such information is stated or certified; provided that to the extent any such information was based upon or constitutes a forecast or projection, the Servicer represents only that it acted in good faith and utilized assumptions reasonable at the time made (it being understood and agreed that any information set forth in any Information Package shall not constitute a forecast or projection for purposes of this proviso).

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(e)    Actions, Suits. There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Servicer, threatened in writing against the Servicer that (i) purports to adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document (other than such litigation that the Administrator has reasonably determined to be frivolous) or (ii) would reasonably be expected to have a Material Adverse Effect.
(f)    No Material Adverse Effect. Since December 31, 2012, there has been no Material Adverse Effect.
(g)    Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable.
(h)    Investment Company Act. The Servicer is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
(i)    No Sanctions. The Servicer is not a Sanctioned Person. To the Servicer’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. The Servicer and its Affiliates:   (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither the Servicer nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.
(j)    Financial Condition. The unaudited interim consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2013, the related unaudited interim consolidated statement of operations for the fiscal quarter then ended and the related unaudited interim consolidated statement of equity for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, copies of which have been furnished to the Administrator and each Purchaser Agent, present fairly in all material respects the consolidated financial position of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied except as noted therein.
(k)    Tax Status. The Servicer has (i) timely filed all material tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all material taxes, assessments and other governmental charges, which are shown to be due and payable by it in such returns, other than taxes, assessments and other governmental charges being contested in good faith, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Adequate provisions in accordance with GAAP for taxes on the books of the Servicer have been made for all open years and for the current fiscal period.
(l)    ERISA.
(i)    Each of Parent and the Parent Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred during the past five years other than a Reportable Event that would not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of Parent and Parent Subsidiaries and the ERISA Affiliates (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to such Plan), over the value of the assets of such Plan, determined as of the most recent annual valuation date applicable thereto for which a valuation has been completed, would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to each such Plan) over the value of the assets of all such under funded Plans, determined as of the most recent annual valuation dates applicable thereto for which valuations have been completed, would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur

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that, individually or when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. None of Parent, the Parent Subsidiaries or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or would reasonably be expected to have, through increases in the contributions required to be made to such Plan or otherwise, a Material Adverse Effect.
(ii)    Each of Parent and the Parent Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

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EXHIBIT IV
COVENANTS
1.    Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:
(a)    Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrator and each Purchaser Agent:
(i)    Annual Financial Statements of the Seller. Promptly upon completion and in no event later than 90 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a designated financial or other officer of the Seller.
(ii)    Information Packages. Not later than 3 Business Days prior to each Settlement Date, an Information Package as of the most recently completed calendar month.
(iii)    Quarterly Financial Statements of the Parent. As soon as available and in no event later than 45 days following the end of each of the first three fiscal quarters in each of the Parent’s fiscal years, (A) the unaudited interim consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related unaudited interim consolidated statements of operations for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and the related unaudited interim statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer, the treasurer or any financial officer (including a controller) of the Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.
(iv)    Annual Financial Statements of the Parent. Within 90 days after the close of each of the Parent’s fiscal years, the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.
(v)    Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Parent or any of its consolidated Subsidiaries shall publicly file with the SEC.
(vi)    Other Information. Such other information (including non-financial information) as the Administrator or any Purchaser Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Sections 1(a)(iii), 1(a)(iv) and 1(a)(v) of this Exhibit IV (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) (A) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at celanese.com, or such documents are posted to the SEC’s website at www.sec.gov; or (B) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Purchaser Agent and the Administrator have access (whether a commercial, third-party website or whether sponsored by the Administrator), and (ii) on which the Seller notifies (which may be by facsimile or electronic mail) the Administrator and each Purchaser Agent of the posting of any such documents.
(b)    Notice of Termination Events or Unmatured Termination Events. The Seller (or the Servicer on its behalf) will notify the Administrator and each Purchaser Agent in writing promptly upon (but in no event later than five (5) Business Days after) a financial or other officer learning of the occurrence of a Termination Event or Unmatured Termination Event. Such notice shall be given by the chief financial officer or chief accounting officer of the Seller and shall describe such Termination Event or Unmatured Termination Event, and if applicable, the steps being taken by the Person(s) affected with respect thereto.
(c)    Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this paragraph (c) shall prevent any transaction permitted by paragraph (i) below or not otherwise prohibited by this Agreement or any other Transaction Document.
(d)    Compliance with Laws. The Seller will comply in all material respects with the requirements of all laws, rules, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and regulations applicable to its property or business operations.
(e)    Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Administrator and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator or any Purchaser Agent may reasonably request. The Seller will, at the Seller’s expense, during regular business hours upon reasonable prior written notice, permit the Administrator and/or any Purchaser Agent or their agents or representatives to (i) examine and make copies of and abstracts from the books and records relating to the Pool Receivables or other Pool Assets, (ii) visit the offices and properties of the Seller for the purpose of examining such books and records (subject to applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract (so long as any such contractual restrictions are not created in contemplation of preventing the inspection rights under this provision) or by law, regulation or governmental guidelines and in accordance with applicable safety procedures), and (iii) discuss matters relating to the Pool Receivables, other Pool Assets or the Seller’s performance under the Transaction Documents to which it is a party with any of the officers of the Seller and (only during the continuance of a Termination Event) its independent accountants, in each case, having knowledge of such matters; provided, that unless a Termination Event has occurred and is continuing, (A) the Seller shall be required to reimburse the Administrator and Purchaser Agents, together, for only one (1) such audit in any twelve-month period and (B) the Administrator and the Purchaser Agents hereby agree to coordinate their audits.
(f)    Payments on Receivables, Lock-Box Accounts. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. The Seller (or the Servicer on its behalf) shall cause all cash, checks and other remittances received in a Lock-Box to be deposited directly to a Lock-Box Account. If any payments on the Pool Receivables or other Collections are received by any Celanese Party, the Seller shall hold (or cause such Celanese Party to hold) such payments in trust for the benefit of the Administrator, the Purchaser Agents and the Purchasers and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. The Seller (or the Servicer on its behalf) will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. The Seller shall not permit funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account; provided, however, that the Seller and the Servicer may permit Approved Third Party Collections to be received in the Lock-Box Accounts in accordance with the terms hereof. If such funds are nevertheless deposited into any Lock-Box Account, and with respect to any Approved Third Party Collections received in the Lock-Box Accounts, the Seller (or the Servicer on its behalf) will within three (3) Business Days transfer such funds out of the Lock-Box Account to (or pursuant to the instructions of) the Person entitled to such funds. The Seller shall only add a Lock-Box Account (or the related Lock-Box), or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition and an executed and acknowledged copy of a Lock-Box

Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related Lock-Box) with the prior written consent of the Administrator.
The Seller shall (or shall cause the Servicer to) maintain systems and records sufficient to promptly identify any Approved Third Party Collections received in the Lock-Box Accounts from time to time. Within three (3) Business Days of receiving any Approved Third Party Collections in any Lock-Box Account, the Seller shall (or shall cause the Servicer to) such Approved Third Party Collections and transfer such funds out of the Lock-Box Account to (or pursuant to the instructions of) the Person entitled to such funds. If so instructed by the Administrator following the occurrence of a Termination Event, the Seller shall (or shall cause the Servicer to) promptly (but not later than 2 Business Days following such instruction from the Administrator) instruct all payors of Approved Third Party Collections in writing to cease paying Approved Third Party Collections to the Lock-Boxes, which instructions shall also notify such payors of the Seller’s and the Administrator’s ownership and security interests in the Lock-Box Accounts and funds on deposit therein.
(g)    Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Pool Asset, or assign any right to receive income in respect thereof.
(h)    Extension or Amendment of Pool Receivables. Except as otherwise permitted under Section 4.2 of this Agreement, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(i)    Fundamental Changes. The Seller shall not, without the prior written consent of the Administrator and the Majority Purchaser Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be owned by any Person other than Celanese Acetate LLC. Subject to the limitations imposed by paragraph (o), the Seller shall provide the Administrator at least 30 days’ prior written notice before making any change in the Seller’s name, location or making any other change in the Seller’s identity or entity structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Seller will also maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(j)    Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser Agent may reasonably request.
(k)    Certain Agreements. Without the prior written consent of the Administrator and the Majority Purchaser Agents, the Seller will not (and will not permit the Originators to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Seller’s limited liability company agreement).
(l)    Restricted Payments.
(i)    Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).
(ii)    Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Subordinated Notes in accordance with their respective terms (it being understood that the foregoing shall not restrict any adjustment to the balance of any Subordinated Note pursuant to the Purchase and Sale Agreement as a result of the issuance or expiration of any Letter of Credit), and (B) the Seller may declare and pay dividends and distributions if, both immediately before and immediately after giving effect thereto, the Seller’s Net Worth is equal to or greater than the Required Capital Amount.
(iii)    The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 1.2(b), 1.4(b)(ii) and (iv) and 1.4(d) of this Agreement. Furthermore, the Seller shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.
(m)    Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit (excluding, for the avoidance of doubt, Letters of Credit issued under this Agreement) or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes, or (iii) form any Subsidiary or make any investments in any other Person.
(n)    Use of the Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) to the extent not otherwise paid in accordance with Section 1.4 of this Agreement, the payment of its expenses (including all obligations payable to the Purchasers, Purchaser Agents and the Administrator under this Agreement and under the Fee Letters), (ii) the payment of principal and accrued and unpaid interest on the Subordinated Notes and (iii) other legal and valid purposes.
(o)    Further Assurances; Change in Name or Jurisdiction of Origination, etc.
(i)    The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that the Administrator may reasonably request, to perfect, protect or more fully evidence the purchases or issuances made under this Agreement and/or security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrator (on behalf of the Purchasers) to exercise and enforce the Purchaser Agents’ and the Purchasers’ rights and remedies under this Agreement and any other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrator, at the Seller’s own expense, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrator may reasonably request, to perfect, protect or evidence any of the foregoing.
(ii)    The Seller authorizes the Administrator to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Receivables and the Related Security,

the related Contracts and the Collections with respect thereto and the other collateral subject to a lien under any Transaction Document without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
(iii)    The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.
(iv)    Subject to clause (iii) above, the Seller will not change its name, location, identity or entity structure unless (x) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the lien under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrator may request in connection with such change or relocation), and (y) if requested by the Administrator, the Seller shall cause to be delivered to the Administrator, an opinion, in form and substance satisfactory to the Administrator as to such UCC perfection and priority matters as such Person may request at such time.
(p)    OFAC. The Seller will not use the proceeds of any Receivable or any Purchase under this Agreement to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(q)    Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Purchaser Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Purchaser Agent.
(r)    Seller’s Net Worth. The Seller shall not permit its Net Worth to be less than the Required Capital Amount.
2.    Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:
(a)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrator and each Purchaser Agent:
(i)    Compliance Certificates. A compliance certificate not later than 10 Business Days after the Seller’s delivery of the Parent’s quarterly and annual financial statements, in each case, substantially in the form of Annex D to this Agreement and signed by the Servicer’s chief accounting officer or treasurer solely in its capacity as officers of the Servicer, which certificate shall state that no Termination Event or Unmatured Termination Event has occurred and is continuing, or if any Termination Event or Unmatured Termination Event has occurred and is continuing, stating the nature and status thereof.
(ii)    Information Packages. Not later than 3 Business Days prior to each Settlement Date, an Information Package as of the most recently completed calendar month.
(iii)    Quarterly Financial Statements of the Parent. As soon as available and in no event later than 45 days following the end of each of the first three fiscal quarters in each of the Parent’s fiscal years, (A) the unaudited interim consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related unaudited interim consolidated statements of operations for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and the related unaudited interim statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer, the treasurer or any financial officer (including a controller) of the Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.
(iv)    Annual Financial Statements of the Parent. Within 90 days after the close of each of the Parent’s fiscal years, the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.
(v)    Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Parent or any of its consolidated Subsidiaries shall publicly file with the SEC.
(vi)    Other Information. Such other information (including non-financial information) as the Administrator or any Purchaser Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 2(a)(iii), 2(a)(iv) and 2(a)(v) of this Exhibit IV (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) (A) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at celanese.com, or such documents are posted to the SEC’s website at www.sec.gov; or (B) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Purchaser Agent and the Administrator have access (whether a commercial, third-party website or whether sponsored by the Administrator), and (ii) on which the Seller notifies (which may be by facsimile or electronic mail) the Administrator and each Purchaser Agent of the posting of any such documents.
(b)    Notice of Termination Events or Unmatured Termination Events. The Servicer will notify the Administrator and each Purchaser Agent in writing promptly upon (but in no event later than five (5) Business Days after) a financial or other officer learning of the occurrence of a Termination Event or Unmatured Termination Event. Such notice shall be given by the chief financial officer or chief accounting officer of the Servicer and shall describe such Termination Event or Unmatured Termination Event, and if applicable, the steps being taken by the Person(s) affected with respect thereto.
(c)    Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business in each jurisdiction in which its business is conducted, licenses, patents, trademarks, copyrights and other proprietary rights; provided however, that nothing in this paragraph (c) shall prevent any transaction permitted by paragraph (m) below or not otherwise prohibited by this Agreement or any other Transaction Document.
(d)    Compliance with Laws. The Servicer will comply with the requirements of all laws, rules and regulations applicable to its property or business operations, except in such instance where (i) any failure to comply therewith, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) the requirement to comply therewith is being contested in good faith.
(e)    Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrator and each Purchaser Agent from time to time such information with respect to the Pool

Receivables as the Administrator or any Purchaser Agent may reasonably request. The Servicer will, during regular business hours upon reasonable prior written notice, permit the Administrator and/or any Purchaser Agent or their agents or representatives to (i) examine the books and records relating to the Pool Receivables or other Pool Assets, (ii) visit the offices and properties of the Servicer for the purpose of examining such books and records (subject to applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract (so long as any such contractual restrictions are not created in contemplation of preventing the inspection rights under this provision) or by law, regulation or governmental guidelines and in accordance with applicable safety procedures), and (iii) discuss matters relating to the Pool Receivables, other Pool Assets or the Servicer’s performance under the Transaction Documents to which it is a party with any of the officers of the Servicer and (only during the continuance of a Termination Event) its independent accountants, in each case, having knowledge of such matters; provided, that unless a Termination Event has occurred and is continuing, (A) the Servicer shall be required to reimburse the Administrator and Purchaser Agents, together, for only one (1) such audit in any twelve-month period and (B) the Administrator and the Purchaser Agents hereby agree to coordinate their audits.
(f)    Payments on Receivables, Lock-Box Accounts. The Servicer will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. The Servicer shall cause all cash, checks and other remittances received in a Lock-Box to be deposited directly to a Lock-Box Account. If any payments on the Pool Receivables or other Collections are received by any Celanese Party, the Servicer shall hold (or cause such Celanese Party to hold) such payments in trust for the benefit of the Administrator, the Purchaser Agents and the Purchasers and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. The Servicer will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. The Servicer shall not permit funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account; provided, however, that the Seller and the Servicer may permit Approved Third Party Collections to be received in the Lock-Box Accounts in accordance with the terms hereof. If such funds are nevertheless deposited into any Lock-Box Account, the Servicer will within three Business Days transfer such funds out of the Lock-Box Account. The Servicer shall only add a Lock-Box Account (or the related Lock-Box), or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related Lock-Box) with the prior written consent of the Administrator.
The Servicer shall maintain systems and records sufficient to promptly identify any Approved Third Party Collections received in the Lock-Box Accounts from time to time. Within three (3) Business Days of receiving any Approved Third Party Collections in any Lock-Box Account, the Servicer shall transfer such funds out ofthe Lock-Box Account to (or pursuant to the instructions of) the Person entitled to such funds. If so instructed by the Administrator following the occurrence of a Termination Event, the Servicer shall promptly (but not later than three (3) Business Days following such instruction from the Administrator) instruct all payors of Approved Third Party Collections in writing to cease paying Approved Third Party Collections to the Lock-Boxes, which instructions shall also notify such payors of the Seller’s and the Administrator’s ownership and security interests in the Lock-Box Accounts and funds on deposit therein.
(g)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 4.2 of this Agreement, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(h)    Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrator and the Majority Purchaser Agents (such consent not to be unreasonably withheld, conditioned or delayed).

(i)    Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(j)    Ownership Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser Agent may reasonably request. In order to evidence the interests of the Administrator (on behalf of the Purchasers) under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrator) to maintain and perfect, as a first-priority interest, the Administrator’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority interest. The Administrator’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrator where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrator.
(k)    Further Assurances. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrator may reasonably request, to perfect, protect or more fully evidence the purchases or issuances made under this Agreement and/or security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrator (on behalf of the Purchasers) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document.
(l)    Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Purchaser Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Purchaser Agent.
(m)    Mergers, Sales, Etc. Without the prior written consent of the Administrator and the Purchaser Agents, the Servicer shall not sell substantially all of its business or assets and shall not merge or consolidate with or into any other Person; provided, however, that (i) if no Termination Event or Unmatured Termination Event has occurred and is continuing or could result therefrom and (ii) the Servicer is the surviving Person, the Servicer may merge or consolidate with any other U.S. corporation or limited liability company.
3.    Separateness Covenants. In order to preserve the bankruptcy-remote status of the Seller, each of the Seller and the Servicer covenants to take such actions as shall be necessary in order that:
(a)    Special Purpose Entity. The Seller will be a special purpose limited liability company whose primary activities are restricted in its limited liability company agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents), and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)    No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in the Transaction Documents nor, incur any indebtedness or liability other than as expressly permitted by this Agreement.
(c)    Independent Director. Not fewer than one member of the Seller’s board of directors (the “Independent Director”) shall be a natural person who (A) for the five-year period prior to his or her appointment as Independent Director of the Seller has not been, and during the continuation of his or her service as Independent Director of the Seller is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Seller, the Parent, the Servicer, any Originator or any of their respective Affiliates (other than his or her service as an Independent Director of the Seller); (ii) a customer or supplier of the Seller, the Parent, the Servicer, any Originator or any of their respective Affiliates (other than his or her service as an Independent Director of the Seller); or (iii) any member of the immediate family of a person described in (i) or (ii); (B) has (x) prior experience as an Independent Director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; and (C) is either (x) Orlando C. Figueroa (an employee of Lord Securities Corporation or any Affiliate thereof) or (y) reasonably acceptable to the Administrator as evidenced in a writing executed by the Administrator.
The Seller shall (A) give written notice to the Administrator of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than 10 Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this Section 3(c) of Exhibit IV, in which case the Seller shall provide written notice of such election or appointment within one Business Day), and (B) with any such written notice, certify to the Administrator that the Independent Director satisfies the criteria for an Independent Director set forth in this Section 3(c) of Exhibit IV.
The Seller’s limited liability company agreement shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.
The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, the Parent, any Originator, the Servicer or any of their respective Affiliates.
(d)    Organizational Documents. The Seller shall maintain its limited liability company agreement and other organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, paragraph (c) above.
(e)    Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ (or managers’) meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.
(f)    Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that the Seller shares the same consultants, agents, officers or other employees as the Servicer (or the Parent or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common consultants, agents, officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.
(g)    Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. Except to the extent contemplated by the Administrative Services Agreement, the Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or the Parent or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.
(h)    Operating Expenses. The Seller’s operating expenses will not be borne by the Servicer, any Originator, the Parent or any of their Affiliates.
(i)    Stationery. The Seller will have its own separate stationery.
(j)    Books and Records. The Seller’s books and records will be maintained separately from those of the Servicer, the Originators, the Parent and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.
(k)    Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Originators and any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to certain purchasers party to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of the Servicer, the Parent, any Originator or any Affiliate thereof.
(l)    Segregation of Assets. The Seller’s assets will be maintained in a manner that permits their identification and segregation from those of the Servicer, the Parent, the Originators and any Affiliates thereof.
(m)    Corporate Formalities. The Seller will strictly observe corporate formalities in its dealings with the Servicer, the Parent, the Originators and any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, the Parent, the Originators and any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Originators and any Affiliates thereof (other than the Servicer solely in its capacity as such) has independent access, other than the Servicer’s right to access the Lock-Box Accounts in accordance with this Agreement. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Originators or any Affiliates thereof. The Seller will pay to the appropriate Affiliate (or will provide in the allocation of overhead described below) the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.
(n)    Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with the Servicer, the Parent, the Originators and any Affiliates thereof. Neither the Seller on the one hand, nor the Servicer, the Parent, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Servicer, the Parent, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.
(o)    Allocation of Overhead. To the extent that the Seller, on the one hand, and the Servicer, the Parent, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

EXHIBIT V
TERMINATION EVENTS
The occurrence of any of the following shall constitute a “Termination Event”:
(a)    (i) the Seller, any Originator, CUSH or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall remain unremedied for two (2) Business Days, (ii) the Seller or the Servicer shall fail to deliver any Information Package when due pursuant to this Agreement, and such failure shall continue unremedied for three (3) Business Days, (iii) Celanese International shall resign as the Servicer and no replacement acceptable to the Majority Purchaser Agents shall have been appointed in accordance with Section 4.1(e) of the Agreement or (iv) the Seller, any Originator, CUSH or the Servicer shall fail to perform or observe any other term, covenant or agreement under this Agreement or any other Transaction Document and such failure, solely to the extent capable of cure, shall continue unremedied for 30 days after the Seller, the Parent, CUSH, any Originator or the Servicer has knowledge or receives written notice thereof;
(b)    any representation or warranty made or deemed made by the Seller, CUSH, any Originator or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller, CUSH, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that such circumstance shall not constitute a Termination Event pursuant to this clause (b) if either (x) such breach is cured promptly (but not later than five (5) Business Days) after the Seller, CUSH, any Originator or the Servicer has knowledge or receives notice thereof or (y) such breach is of a representation or warranty that a Pool Receivable is an Eligible Receivable and the Purchased Interest will not exceed 100% after excluding such Pool Receivable from the Net Receivables Pool Balance;
(c)    this Agreement or any purchase or reinvestment pursuant to this Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable first priority perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim, or the Administrator shall cease to have “control” (within the meaning of Section 9-104 of the UCC) of any Lock-Box Account;
(d)    the Seller, the Parent, CUSH, the Servicer, any Originator or any other Material Subsidiary shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, the Parent, CUSH, the Servicer, any Originator or any such Material Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, the Parent, CUSH, the Servicer or any Originator shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;
(e)    the Seller, the Parent, CUSH, the Servicer or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally;
(f)    (i) the sum of (A) the Aggregate Capital, plus the Adjusted Aggregate LC Amount, plus (B) the Total Reserves, exceeds (ii) the sum of (A) Net Receivables Pool Balance at such time, plus (B) the Purchasers’ Share of the amount of Collections then on deposit in the Lock-Box Accounts (other than amounts set aside therein representing accrued Discount and Fees), and such circumstance shall not have been cured within two (2) Business Days;

(g)    (x) any event or condition occurs that (A) results in any Material Indebtedness (including Indebtedness under the Celanese Credit Agreement to the extent constituting Material Indebtedness) becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (including Indebtedness under the Celanese Credit Agreement to the extent constituting Material Indebtedness) or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (y) Parent or any Parent Subsidiary shall fail to pay the principal of any Material Indebtedness (including Indebtedness under the Celanese Credit Agreement to the extent constituting Material Indebtedness) at the stated final maturity thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is not prohibited hereunder and is permitted under the documents providing for such Indebtedness;
(h)    a Change in Control shall occur;
(i)    (A) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (B) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (C) Parent or any Parent Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (D) Parent or any Parent Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, or (E) Parent or any Parent Subsidiary or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (F) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;
(j)    either (i) a lien shall arise pursuant to Section 430(k) of the Code or Section 303(k) of ERISA with regard to any assets of the Seller and such lien shall not have been released within five (5) days, or (ii) the PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller, or (iii) a judgment lien shall be imposed on the assets of the Seller in connection with a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to one or more Plans or Multiemployer Plans;
(k)    the average for three consecutive calendar months of: (A) the Loss Ratio shall exceed 1.00%, (B) the Default Ratio shall exceed 2.25% or (C) the Dilution Ratio shall exceed 4.50%;
(l)    the Seller shall fail (i) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 3(c) of Exhibit IV to this Agreement for Independent Directors, on the Seller’s board of directors or (ii) to timely notify the Administrator of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors as required pursuant to such Section 3(c);
(m)    any Letter of Credit is drawn upon and is not fully reimbursed by the Seller as required pursuant to Section 1.14;
(n)    any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Seller, the Servicer, the Parent or any Originator shall so state in writing; or
(o)    any judgment or order for the payment of money in an aggregate amount in excess of $40,000,000 (or, in the case of a judgment rendered against the Seller, $14,425) shall be rendered against Parent or any Material Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution (other than any enforcement proceedings consisting of the mere obtaining and filing of a judgment lien or obtaining of a garnishment or similar order so long as no foreclosure, levy or similar execution process in respect of such judgment lien, or payment over in respect of such garnishment or similar order, has commenced and is continuing, or has been completed, in respect of any material assets or properties of Parent or any Material Subsidiary (collectively, “Permitted Execution Actions”)) shall not be effectively stayed, or any action, other than a Permitted Execution Action, shall be legally taken by a judgment creditor to attach or levy upon any material assets or properties of Parent or any Material Subsidiary to enforce any such judgment or order; provided, however, that with respect to any such judgment or order that is subject to the terms of one or more settlement agreements that provide for the obligations thereunder to be paid or performed over time, such judgment or order shall not be deemed hereunder to be undischarged unless and until Parent or the relevant Material Subsidiary, as applicable, shall have failed to pay any amounts due and owing thereunder (payment of which shall not have been stayed) for a period of 30 consecutive days after the respective final due dates for the payment of such amounts; or
(p)    a Material Adverse Effect shall occur with respect to any Celanese Party.

SCHEDULE I
RESERVED

Schedule I

SCHEDULE II
LOCK-BOX BANKS, LOCK-BOXES, COLLECTION
ACCOUNT BANKS AND ACCOUNTS

Lock-Box Banks	Lock-Boxes	Lock-Box Accounts
Bank of America, N.A. P.O. Box 96205 Chicago, Illinois 60693 ABA: 071000039 SWIFT: BOFAU53N	P.O. Box 96205 (CNA) Chicago, Illinois 60693 P.O. Box 96332 (KEP) Chicago, Illinois 60693	7188501034

Schedule II

SCHEDULE III

RESERVED

Schedule III

SCHEDULE IV
PURCHASER GROUPS AND MAXIMUM COMMITMENTS

Purchaser Group of Market Street
Party	Capacity	Maximum Commitment
Market Street	Conduit Purchaser	N/A
PNC	Related Committed Purchaser and LC Bank	$67,500,000 (in aggregate for both such capacities)
PNC	Purchaser Agent	N/A

Purchaser Group of Victory
Party	Capacity	Maximum Commitment
Victory	Conduit Purchaser	N/A
BTMU	Related Committed Purchaser and LC Bank	$67,500,000 (in aggregate for both such capacities)
BTMU	Purchaser Agent	N/A

Schedule IV

SCHEDULE V
PAYMENT INSTRUCTIONS

Purchase Account

Beneficiary:	CE Receivables LLC
Bank:	Bank of America, N.A. P.O. Box 96205 Chicago, Illinois 60693
Account Number:	7188501034
ABA Number:	71000039
SWIFT Number:	BOFAU53N

Schedule V

ANNEX A
to Receivables Purchase Agreement
FORM OF INFORMATION PACKAGE

(Attached)

Annex A-1

Celanese Servicer Report

Sample Monthly Servicer Report
All Units USD ($) Unless Noted

Advances / Paydowns

Prior Month's CP Outstanding
Prior Month's L/C Outstanding
Prior Month's Total Investment

Current Month's Borrowing Base

Increase/Decrease in CP Outstanding
Increase/Decrease in L/C Outstanding
Increase/Decrease in Total Investment

Current Total Investment
Amount Overdrawn

Bank Allocations

			Previous Capital & L/Cs Outstanding			New Capital & L/Cs Outstanding		
	Commitment	Comm. (%)	Capital	L/Cs	TOTAL	Capital	L/Cs	TOTAL
BTMU								
PNC								
TOTAL								

Rollforward Activity

Beginning A/R Balance	
Credit Sales	
Collections	
Charge-offs	
Non-Cash Credit Adjustments	
Debit Memos	
Other	
Ending A/R Balance	

Portfolio Aging

Current	
1 - 30 DPD	
31 - 60 DPD	
61 - 90 DPD	
91 - 120 DPD	
121 - 150 DPD	
150 + DPD	
Unapplied Cash	
Credit Memos	
Total	

A/R Reconciliation / Difference:

Annex A-2

Celanese Servicer Report
Sample Monthly Servicer Report
All Units USD ($) Unless Noted

Eligible Receivables

Aging Total A/R Balance

Less: Receivables 91+ DPD
Unapplied Cash & Credits
Intercompany
Fortron Receivables
Invoices w/ Terms over 180 Days
BK / Insolvent Obligors
Contras
Crossage at 25% (over 90 DPD)
Other
[1]
[2]

Eligible Receivables

Obligor Concentrations

	Obligor	Outstanding Receivables	Concentration Limit (%)	Concentration Limit ($)	Excess Receivables
1					
2					
3					
4					
5					
6					
7					
8					
9					
10					

Total Excess Concentration

Net Pool Balance (-) (+)

Eligible Receivables

Less: Invoices 90-180 Days (5% Limit)
Canadian (5% Limit)
Foreign (<90 DPD) Excess
Government (<90 DPD) Excess
Excess Concentrations

Net Pool Balance

Annex A-3

Celanese Servicer Report

Sample Monthly Servicer Report

All Units USD ($) Unless Noted

Reserve Calculations	Current Month
LOSS RESERVE	
Adjusted Sales 6 Months Prior	
Default Proxy	
Default Ratio	
Default Ratio 3M Average	
12M High of 3M Avg. Default Ratio	
Loss Horizon Ratio	
Dynamic Loss Reserve Percentage	
Loss Reserve Floor Percentage	
DILUTION RESERVE	
Adjusted Sales 2 Months Prior	
Dilution	
Dilution Ratio	
Dilution Ratio 3M Average	
Dilution Spike (12M Max of 3M Avg. Dilution Ratio)	
Dilution Ratio 12M Average	
Dilution Horizon Ratio	
Dilution Volatility Ratio	
Dynamic Dilution Reserve Percentage	
Dilution Reserve Floor Percentage	
YIELD & SERVICER RESERVE	
Default Rate	
Servicing Fee	
Days Sales Outstanding	
Yield and Servicer Reserve Percentage	
TOTAL RESERVES	
A Dyn. Loss Res. Percentage + Dyn. Dilution Res. Percentage	
B Loss Res. Floor Percentage + Dilution Res. Floor Percentage	
Greater of (**A**,**B**) plus Yield and Servicer Reserve Percentage	
Total Reserves

Annex A-4

Celanese Servicer Report

Sample Monthly Servicer Report
All Units USD ($) Unless Noted

Maximum CP & L/Cs Available

Net Pool Balance	
Less: Total Reserves	
Borrowing Base	
Facility Limit	
Lesser of Borrowing Base & Facility Limit	
Less: Capital O/S	
Less: L/Cs O/S	
Maximum Available (Amount Overdrawn)	

Compliance

COMPLIANCE TEST	Current Month
Is the 3-month rolling average Loss Ratio compliant?	
Is the 3-month rolling average Default Ratio compliant?	
Is the 3-month rolling average Dilution Ratio compliant?	
Other TBD	

The undersigned hereby represents and warrants that the foregoing is a true and accurate accounting with respect to outstanding receivables as of [current month] is in accordance with the Receivables Purchase Agreement dated [closing date] and that all representations and warranties related to such Agreement are restated and reaffirmed.

Signature: ______________________ Date: ______________

Name (print):

Title:

Annex A-5

ANNEX B
to Receivables Purchase Agreement
FORM OF PURCHASE NOTICE

____________________, 20___
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas, 12th Floor
New York, NY 10020

[Each other Purchaser Agent]

Ladies and Gentlemen:
Reference is hereby made to the Receivables Purchase Agreement, dated as of August 28, 2013 (as amended, restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among CE Receivables LLC, (“Seller”), Celanese International Corporation, as Servicer, the various Conduit Purchasers, Related Committed Purchasers, LC Banks and Purchaser Agents from time to time party thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrator (in such capacity, the “Administrator”). Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.
[This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell an undivided percentage ownership interest in a pool of receivables on ____________________, [20_____]1, for a purchase price of $____________________2 (of which $_______ will be funded by the Market Street Purchaser Group and $_______ will be funded by the Victory Purchaser Group). Subsequent to this Purchase, the Aggregate Capital will be $____________________.]3
[This letter constitutes a Purchase Notice pursuant to Section 1.12(a) of the Receivables Purchase Agreement. Seller desires that [_______________], as LC Bank, issue a Letter of Credit with a face amount of $_____ on ____________________, [20_____]4. Subsequent to this purchase, the Aggregate LC Amount will be $_______ and the Aggregate Capital will be $_____.]5

_________________________

[1]	Must be at least two (2) Business Days from the date of this Purchase Notice.

[2]	Such amount shall not be less than $1,000,000 (or such lesser amount as agreed to by the Administrator and each Purchaser Agent) and shall be in integral multiples of $500,000 in excess thereof.

[3]	In the case of a Cash Purchase Request.

[4]	Must be at least two (2) Business Days from the date of this Purchase Notice.

[5]	In the case of a request for an issuance of a Letter of Credit.

Annex B-1

Seller hereby represents and warrants as of the date hereof, and as of the date of such Purchase, as follows:
(i) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are true and correct in all material respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates (except for representations and warranties that are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result immediately after giving effect to such purchase;
(iii) immediately after giving effect to the purchase proposed hereby, the Aggregate Capital plus the Aggregate LC Amount shall not exceed the Purchase Limit, and the Purchased Interest shall not exceed 100%; and
(iv) the Termination Date shall not have occurred.

Annex B-2

IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

CE RECEIVABLES LLC

By:
Name:
Title:

Annex B-3

ANNEX C
to Receivables Purchase Agreement
FORM OF PAYDOWN NOTICE
____________________, 20_____
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas, 12th Floor
New York, NY 10020

[Each other Purchaser Agent]

Celanese International Corporation
222 W. Las Colinas Blvd., Ste. 900
Irving, TX 75039Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of August 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among CE Receivables LLC, as Seller, Celanese International Corporation, as Servicer, the various Conduit Purchasers, Related Committed Purchasers, LC Banks and Purchaser Agents from time to time party thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrator. Capitalized terms used in this Paydown Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.
This letter constitutes a Paydown Notice pursuant to Section 1.4(f)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the Aggregate Capital on ________________________, _____1 by the application of $____________________2 (of which $________ will reduce Capital funded by the Market Street Purchaser Group, $________ will reduce Capital funded by the Gotham Purchaser Group in cash to reduce Aggregate Capital by such amount). Subsequent to this paydown, the Aggregate Capital will be $________________.

_________________________

[1]	Notice must be given at least two (2) Business Days prior to the requested paydown date.

[2]	Such reduction shall not be less than $1,000,000 and shall be in integral multiples of $500,000 in excess thereof.

Annex C-1

IN WITNESS WHEREOF, the undersigned has caused this paydown notice to be executed by its duly authorized officer as of the date first above written.

CE RECEIVABLES LLC

By:
Name:
Title:

Annex C-2

ANNEX D
to Receivables Purchase Agreement
FORM OF COMPLIANCE CERTIFICATE
To:    The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrator
[Each Purchaser Agent]
This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of August 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among CE Receivables LLC (“Seller”), Celanese International Corporation (the “Servicer”), the various Conduit Purchasers, Related Committed Purchasers, LC Banks and Purchaser Agents from time to time party thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (the “Administrator”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected ____________________8 of the Servicer.
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition (financial or otherwise) of Seller during the accounting period covered by the attached financial statements.
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Unmatured Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 4 below.
4.    Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller or the Servicer has taken, is taking, or proposes to take with respect to each such condition or event:

_________________________

[8]	Must be the chief accounting officer or treasurer.

Annex D-1

The foregoing certifications and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this _____ day of ____________________, 20___.

CELANESE INTERNATIONAL CORPORATION

By:
Name:
Title:

Annex D-2

ANNEX E
to Receivables Purchase Agreement
FORM OF LETTER OF CREDIT APPLICATION

(Attached)

Annex E-1

Annex E-2

Application for Irrevocable Standby Letter of Credit

PNC Bank, National Association
500 First Avenue, Third Floor P7-PFSC-03-T
Pittsburgh, PA 15219

PNC

The undersigned hereby applies for the establishment of an Irrevocable Standby Letter of Credit (or, if the undersigned's bank is not the Issuing Bank, then application is hereby made to the undersigned's bank identified below for the establishment of such credit by the Issuing Bank as its correspondent bank), for the account of the undersigned, as set forth below. This Application is delivered under, and such Credit when issued will be subject to, the undersigned's Reimbursement Agreement for Standby Letters of Credit delivered to PNC Bank, National Association ("PNC Bank"), or such other agreement with PNC Bank for the issuance and reimbursement of letters of credit, as the case may be. PNC Bank hereby notifies the undersigned that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (the "Act"), it is required to obtain, verify and record information that identifies the undersigned, which information includes the name and address of the undersigned and other information that will allow PNC Bank to identify the undersigned in accordance with the Act. PNC Bank complies with all US laws and federal regulations and will take all actions in connection with this Application as may be necessary to ensure compliance.

1. Date of Application

2. L/C No. (Bank Use Only)

3. **Applicant:** (Complete name and address as it is to appear in the letter of credit)

5a. Expiry Date ☐ N/A years from Issuance Date

☐ Other (Specify)

b. Place of Expiry: Pittsburgh, PA or Cleveland, OH at discretion of PNC Bank

6. ☐ Letter of credit to be automatically extendable with at least days notice for non-extension by the bank

4. Amount

7. Currency: ☐ US Dollar ☐ Other (specify)

8. **Beneficiary** of letter of credit or guarantee to be issued by foreign bank: (complete name and address)

9. Transmit letter of credit by (check **one**)
◯ Courier ◯ SWIFT

Attention:

Phone: Extension

Fax

Choose one of the following (unless letter of credit is to support a guarantee issued by another bank - see Field 15 below).

☐ 10. Beneficiary's statement purportedly signed by one of its authorized officers or representatives reading as follows (Indicate within quotation marks the exact wording to appear on the statement to be presented.)

☐ 11. The wording of the credit should be similar to the attached specimen/addendum forming a part hereof. Please initial all pages.

☐ 12. Clean credit: available by sight draft only; no written certification of default of beneficiary's entitlement to draw on the letter of credit required.

13. COMPLETION REQUIRED - in order to comply with the United States Department of the Treasury - Office of Foreign Assets Control Regulations and other U.S. regulations, the following Section must be completed for all letters of credit, both domestic and international.

Goods (Product) or Services

Does your transaction involve movement of goods or services to be performed outside the U.S.: ◯ Yes ◯ No

Goods Origination City State N/A Country N/A

Goods Final Destination City State N/A Country N/A

Ultimate Use of Goods this information is required to both domestic and international

Goods(Product) or Services Descriptions:

Is an Export License required? ◯ Yes (provide copy)

◯ No (by checking "No" you are certifying the following statement about your transaction)

"We certify that an Export License is not required in accordance with U.S. laws and regulations, including without limitation the regulations of the Export Administration of the Bureau of Industry and Security."

Page 1 of 2

Annex E-3

14. **Advising Bank** (specify if known)

☐ Request Advising Bank to add their confirmation

Advising Bank's charges are for the account of:

☐ Beneficiary ☐ Account Party

SWIFT Address

15. **If the beneficiary designated above is to be the beneficiary of a guarantee issued by a foreign bank, complete the following:**

Name and location of bank issuing guarantee or bond (Guarantor)

The letter of credit will be sent by SWIFT to the Guarantor Bank. (If you do not designate a bank, a PNC Bank correspondent will be used.) The Guarantor Bank will be the beneficiary of the PNC Bank letter of credit and issuer of the guarantee/bond.

The letter of credit in favor of the Guarantor Bank will be available by the authenticated SWIFT message certifying a draw on the Guarantee/Bond.

Expiry date of guarantee on bond (Must be 15-30 days prior to the Expiry date of the letter of credit

Choose **One** of the Following:

◯ The wording of the guarantee should be similar to the attached specimen/addendum forming a part hereof

◯ Instruct Guarantor bank to issue guarantee in accordance with their standard format

◯ Please provide wording for any statement or other documents required to draw on guarantee. This will be subject to approval of guarantor.

Please provide any instructions for delivery of guarantee/bond.

16. **Special Instructions**: Enter any special processing instructions for this transaction

This letter of credit will be (i) issued by PNC Bank or any affiliate designated by PNC Bank, unless otherwise agreed, and (ii) subject to the version of the Uniform Customs and Practice for Documentary Credits in effect at the time of issuance (UCP), or International Standby Practices 1998 (ISP98), at PNC Bank's discretion.

17. **Obligor Name**

Signature

Name

Title

Phone: Extension

Fax

Second Obligor Name (if applicable) or Correspondent Bank

Signature

Name

Title

Phone: Extension

Fax

For assistance, please call Customer Service at (800) 682-4689

Page 2 of 2

Annex E-4

ANNEX F

FORM OF TRANSFER SUPPLEMENT

Dated as of [_______ __, 20__]

Section 1.
Commitment assigned:    $_________
Assignor’s remaining Commitment:    $_________
Capital allocable to Commitment assigned:    $_________
Assignor’s remaining Capital:    $_________
Discount (if any) allocable to
Capital assigned:    $_________
Discount(if any) allocable to Assignor’s
remaining Capital:    $_________

Section 2.
Effective Date of this Transfer Supplement: [__________]

Upon execution and delivery of this Transfer Supplement by assignee, assignor and each other party required by Section 5.3(c) of the Receivables Purchase Agreement (as defined below) and upon the satisfaction of the other conditions to assignment specified in Section 5.3(c) of the Receivables Purchase Agreement (as defined below), from and after the effective date specified above, the transferee shall become a party to, and have the rights and obligations of a [Related Committed Purchaser] [Conduit Purchaser] under, the Receivables Purchase Agreement, dated as of August 28, 2013 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among CE Receivables LLC, as Seller, Celanese International Corporation, as initial Servicer, the various Conduit Purchasers, Related Committed Purchasers, LC Banks and Purchaser Agents from time to time parties thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrator.

Annex E-5

ASSIGNOR:    [_________]

By:______________________
Name:
Title:

ASSIGNEE:    [_________]

By:___________________
Name:
Title:

[Address]

Accepted as of date first above
written:

[___________], as Purchaser Agent for
the [______] Purchaser Group

By:_________________________
Name:
Title:

[Consented to as of date first above written]:

[CE RECEIVABLES LLC

By:_________________________
Name:
Title:     ]9

[THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Administrator and as an LC Bank

By:_________________________
Name:
Title:     ]10

_________________________

[9]	To be included only if required pursuant to Section 5.3 of the Receivables Purchase Agreement.

[10]	To be included in the case of an assignment by a Related Committed Purchaser.

Annex E-6